Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208315

REDWOOD MORTGAGE INVESTORS IX, LLC

CUMULATIVE SUPPLEMENT NO. 3

TO THE PROSPECTUS DATED MAY 1, 2018

This Cumulative Supplement No. 3 supplements the prospectus dated May 1, 2018, as supplemented by Supplement No. 1 dated May 15, 2018 and Supplement No. 2 dated June 7, 2018 (as so supplemented, the “May 2018 Prospectus”), and together with the May 2018 Prospectus forms a part of the registration statement on Form S-11 (Registration No. 333-208315) of Redwood Mortgage Investors IX, LLC relating to our offering of up to 120,000,000 units of limited liability company interests.

The purpose of this Cumulative Supplement No. 3 is to:

•	update and supplement the May 2018 Prospectus with the information contained in our Current Report on Form 8-K, which we filed with the SEC on July 2, 2018 and is attached as Appendix A;

•

update certain sections of the May 2018 Prospectus to remove any reference to transfer restrictions imposed by the California Department of Business Oversight as set forth in Appendix B and as first disclosed in Supplement No. 2; and

•

update and supplement the May 2018 Prospectus with the information contained in our Quarterly Report on Form 10-Q, which we filed with the SEC on May 11, 2018 and is attached as Appendix C and as first disclosed in Supplement No. 1.

This Supplement No. 3 should be read in conjunction with the May 2018 Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the May 2018 Prospectus, including any amendments or supplements to it. Unless otherwise defined in this supplement, all capitalized terms used have the meanings given them in the May 2018 prospectus.

The date of this Supplement No. 3 is July 24, 2018.

Appendix A

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2018

REDWOOD MORTGAGE INVESTORS IX, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-55601	26-3541068
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

177 Bovet Road, Suite 520 San Mateo, CA		94402-3191
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (650) 365-5341

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 27, 2018 Redwood Mortgage Investors IX, LLC (“we” or “our”) closed on the sale of loans comprising approximately 20% of our loan portfolio (the “loans”) to an unaffiliated bank (the “Acquiror”) pursuant to an Asset Sale Agreement dated June 27, 2018 (the “Asset Sale Agreement”). The Asset Sale Agreement contains customary representations, warranties, and covenants. The loans represented principal of $14,065,638 and interest owing of $82,027. The mortgage servicing rights were released to the Acquiror. The loans sold are secured by property located in the California counties of San Mateo, Sacramento, Contra Costa, San Bernardino, Alameda, Orange, San Francisco, Santa Clara, Sonoma, and San Joaquin. The transaction is the first of a planned ongoing program of loan sales to be undertaken, and was arranged by a third party unaffiliated national firm engaged by our manager, Redwood Mortgage Corp. The transaction generated an immaterial gain net of expenses in our June results.

We disclosed in our prospectus that we would engage in loan sales only when the dollar amount of pending loan applications meeting our investment criteria exceeded the capital available to lend. When we began negotiating the sale of the loans, we believed pending loan applications meeting our investment criteria would exceed the capital available to lend at closing based on loan application activity when we began negotiations with the Acquiror. Further, on the date of the sale of the loans, pending loan applications meeting our investment criteria exceeded capital available to lend. As this transaction occurred near the quarter end, we believe the loans to be funded in the place of the sold Loans will be funded in the third quarter of 2018 from applications then in the loan pipeline.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDWOOD MORTGAGE INVESTORS IX, LLC

By:	Redwood Mortgage Corp., Manager

	By:	/s/ Michael R. Burwell
	Name:	Michael R. Burwell
	Title:	President, Secretary and Treasurer

Date: July 2, 2018

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Appendix B

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Notice to California Investors

The section entitled “Notice to California Investors” on page 5 of the May 2018 prospectus is hereby deleted in its entirety.

Risk Factors

The risk factor entitled “There are substantial restrictions on the transferability of units” on page 18 of the May 2018 prospectus is hereby amended to delete the last sentence. As amended, the risk factor shall read as follows:

Units are not freely transferable, and they may not be acceptable by a lender as security for borrowing. Our operating agreement also imposes substantial restrictions upon your ability to transfer units. See “SUMMARY OF NINTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.”

Summary of Ninth Amended and Restated Limited Liability Company Operating Agreement

The “Restrictions on Transfer” section on page 113 of the May 2018 prospectus is hereby amended to delete the fifth sentence. As amended, the section shall read as follows:

The operating agreement places substantial limitations upon your ability to transfer units. Any transferee must be a person that would have been qualified to purchase units in the offering. If a member holds fewer than 2,000 units, the manager shall have sole discretion to redeem that member’s units. No unit may be transferred if, in the judgment of the manager and/or its counsel, a transfer would jeopardize our status as a “partnership” for federal income tax purposes. In addition, you will not be permitted to make any transfer or assignment of your units if the manager determines such transfer or assignment would result in us being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or any rules, regulations or safe-harbor guidelines promulgated thereunder.

Description of Units

The “Restrictions on Transfer” section on page 118 of the May 2018 prospectus is hereby amended to delete the third sentence of the first paragraph. As amended, the paragraph shall read as follows:

There is no public or secondary market for the units and none is expected to develop. Moreover, units may only be transferred if certain requirements are satisfied, and transferees may become members only with the consent of our manager. In addition, the assignment or other transfer of units must comply with the minimum investment and suitability standards imposed by us. See “INVESTOR SUITABILITY STANDARDS.” Under presently applicable state securities law guidelines, except in the case of a transfer by gift or inheritance or upon family dissolution or an intra-family transfer, each transferee of units must generally satisfy minimum investment and investor suitability standards similar to those applicable to the original offering of units. Additionally, following a transfer of less than all of your units, you must generally retain a sufficient number of units to satisfy the minimum investment standards applicable to your initial purchase of units. In the case of a transfer in which a member firm of FINRA is involved, that firm must be satisfied that a proposed transferee of units satisfies the suitability requirements as to financial position and net worth specified in Section (b)(2) of FINRA Rule 2310. The member firm must inform the proposed transferee of all pertinent facts relating to the liquidity and marketability of the units during the term of the investment.

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Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC

Section 7.4(c) of the Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC (Exhibit A to the May 2018 prospectus) will be replaced in its entirety by amendment. As amended, the section shall read as follows:

(c) [Reserved.]

Subscription Agreement

Attached to this supplement is a revised form of subscription agreement (Exhibit B to the May 2018 prospectus) for use by investors when subscribing to purchase our units. We have modified Section 1(c) of the Subscription Agreement on page B-1 and removed the Special Notice for California Residents Only beginning on page B-10.

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APPENDIX B

FORM OF SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

REDWOOD MORTGAGE INVESTORS IX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

The undersigned hereby applies to purchase units in REDWOOD MORTGAGE INVESTORS IX, LLC (the “company”) in accordance with the terms and conditions of the limited liability company operating agreement attached as Appendix A to the prospectus dated May 1, 2018, as amended or supplemented.

1. Representations and Warranties. The undersigned represents and warrants to the company and its manager as follows:

(a) I have received the prospectus dated         , and I accept and agree to be bound by the terms and conditions of the organizational documents of the company.

(b) I am aware that this subscription may be rejected in whole or in part by the manager in its sole and absolute discretion; that my investment, if accepted, is subject to certain risks described in part in “RISK FACTORS” set forth in the prospectus; and that there will be no public market for units, and accordingly, it may not be possible for me to readily liquidate my investment in the company.

(c) I understand that units may not be sold or otherwise disposed of without the prior written consent of the manager, which consent may be granted or withheld in its sole discretion, that any transfer is subject to numerous other restrictions described in the prospectus and in the limited liability company operating agreement.

(d) I have liquid assets sufficient to assure myself that such purchase will cause me no undue financial difficulties and that I can provide for my current and anticipated future needs and possible personal contingencies, or if I am the trustee of a retirement trust, that the limited liquidity of the units will not cause difficulty in meeting the trust’s obligations to make distributions to plan participants in a timely manner.

(e) I am of the age of majority (as established in the state in which I am domiciled) if I am an individual, and in any event, I have full power, capacity, and authority to enter into a contractual relationship with the company. If acting in a representative or fiduciary capacity for a corporation, partnership or trust, or as a custodian or agent for any person or entity, I have full power or authority to enter into this subscription agreement in such capacity and on behalf of such corporation, partnership, trust, person or entity.

(f) I am buying the units solely for my own account, or for the account of a member or members of my immediate family or in a fiduciary capacity for the account of another person or entity and not as an agent for another.

(g) I acknowledge and agree that counsel representing the company, the manager and its affiliates does not represent me and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing me or any of the members in any respect.

(h) If I am buying the units in a fiduciary capacity or as a custodian for the account of another person or entity, I have been directed by that person or entity to purchase the unit(s), and such person or entity is aware of my purchase of units on their behalf, and consents thereto and is aware of the merits and risks involved in the investment in the company.

BY MAKING THESE REPRESENTATIONS, THE INVESTOR HAS NOT WAIVED ANY RIGHT OF ACTION AVAILABLE UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS INCLUDING BUT NOT LIMITED TO THE SECURITIES ACT OF 1933.

2. Power of Attorney. The undersigned hereby irrevocably constitutes and appoints the manager as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:

(a) The limited liability operating agreement and any amendments thereto or cancellations thereof required under the laws of the State of Delaware;

(b) Any other instruments, and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the company is doing or intends to do business; and

(c) Any documents which may be required to effect the continuation of the company, the admission of an additional or substituted member, or the dissolution and termination of the company.

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The power of attorney granted above is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death or incapacity of the undersigned or, if the undersigned is a corporation, partnership, trust or association, the dissolution or termination thereof. The power of attorney shall also survive the delivery of an assignment of units by a member; provided, that where the assignee thereof has been approved by the manager for admission to the company as a substituted member, such power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the manager to execute, acknowledge, file and record any instrument necessary to effect such substitution.

3. Acceptance of Subscription Agreement. This subscription agreement will be accepted or rejected by the manager within thirty (30) days of its receipt by the company. The manager also reserves the right to revoke its acceptance within such thirty (30) day period. Upon acceptance, this subscription will become irrevocable and non-cancelable and subscription funds are non-refundable for any reason. The undersigned is obligated to purchase the number of units specified herein, for the purchase price of $1 per unit. The manager will return a countersigned copy of this subscription agreement to accepted members, which copy (together with my canceled check) will be evidence of my purchase of units.

4. Payment of Subscription Price. The full purchase price for units is $1 per unit, payable in cash concurrently with delivery of this subscription agreement. I understand that my subscription funds will be deposited into a subscription account upon receipt, but that I will not be admitted as a member of the company until this subscription agreement has been accepted by the manager. If my subscription is accepted, I will be admitted as a member of the company not later than the last day of the calendar month following the date my subscription was accepted. In the interim, my subscription funds will earn interest at money market account rates. Such interest will be returned to me after I am admitted to the company.

5. THE UNDERSIGNED AGREES TO INDEMNIFY AND HOLD REDWOOD MORTGAGE INVESTORS IX, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND ITS MANAGER AND OTHER AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, AND DAMAGES, INCLUDING, WITHOUT LIMITATION, ALL ATTORNEYS’ FEES WHICH SHALL BE PAID AS INCURRED) WHICH ANY OF THEM MAY INCUR, IN ANY MANNER OR TO ANY PERSON, BY REASON OF THE FALSITY, INCOMPLETENESS OR MISREPRESENTATION OF ANY INFORMATION FURNISHED BY THE UNDERSIGNED HEREIN OR IN ANY DOCUMENT SUBMITTED HEREWITH.

6. Signature. The undersigned represents that: (a) I have read the foregoing and that all the information provided by me is accurate and complete; and (b) I will notify the manager immediately of any material adverse change in any of the information set forth herein which occurs prior to the acceptance of my subscription.

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Type of Ownership: (check one)

[ ]	INDIVIDUAL	* [ ]	IRA (Investor and Custodian must sign)

[ ]	TRUST (Trustee signature required) (Title page, Successor Trustee page and signature pages of the Trust Agreement must be enclosed)	* [ ]	ROTH IRA (Investor and Custodian must sign)
		* [ ]	SEP/IRA (Investor and Custodian must sign)

* [ ]	JOINT TENANTS WITH RIGHTS OF SURVIVORSHIP	[ ]	PENSION PLAN (Trustee signature required)

* [ ]	COMMUNITY PROPERTY	[ ]	PROFIT SHARING PLAN (Trustee signature required)

* [ ]	TENANTS IN COMMON	[ ]	401(k) (Trustee signature required)

[ ]	TOD – Transfer On Death (must be titled as an Individual or as Joint Tenants only – special form required)	[ ]	OTHER (Please describe)

* Two or more signatures required

7. INVESTOR NAME AND ADDRESS	Complete this section for all accounts. If asset is in a qualified plan Item 8 must also be completed. All checks and correspondence will go to this address unless another address is listed in Items 8 or 11 below.

[ ] Mr. [ ] Mrs. [ ] Ms. [ ] Dr.

Name as it will appear on the account (How title should be held)

(Additional Name(s) if held in joint tenancy, community property, tenants-in-common)

Street Address

	City	State Zip Code

	Home Phone Number	Social Security #/Taxpayer ID#

	Alternate Phone Number	A Social Security Number or Tax ID is required for all accounts.

8. CUSTODIAN REGISTRATION	Name of Custodian:

Please print here the exact name of Custodian

Address

	City	State Zip Code

	Taxpayer ID#	Client Account Number

(X) CUSTODIAN SIGNATURE

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9. INVESTMENT Minimum initial investment 5,000 units ($5,000); minimum additional investment for existing member 1,000 units ($1,000). Partial unit purchases are acceptable.	Number of units to be purchased Amount of payment enclosed Please make check payable to Redwood Mortgage Investors IX, LLC

	Check one: [ ] Initial Investment	[ ] Additional Investment

A completed Subscription Agreement is required for each initial and additional investment

10. DISTRIBUTIONS	Please check one of the following. Please note that all custodial account distributions not reinvested pursuant to the Distribution Reinvestment Plan will be directed to the custodian listed in Item 8.
Check One:
[ ] I elect to participate in the Distribution Reinvestment Plan (DRP) with respect to all of my Units.

[ ] I elect to have distributions paid with respect to all of my Units.

[ ] I elect to participate in the DRP with respect to of my Units and to have distributions paid to me with respect to of my Units.

11. ALTERNATE ADDRESS FOR DISTRIBUTIONS	If cash distributions are to be sent to an address other than that listed in Item 7 or 8, please enter the information here. All other communications will be mailed to the investor’s registered address of record under Item 7. In no event will the company or its affiliates be responsible for any adverse consequences of direct deposits.

	Name	Client Account #

Address

	City	State Zip Code

DIRECT DEPOSIT (Electronic Funds Transfer)	Check one: Checking [ ] Savings [ ]

(Must attach original voided check for checking account deposits, deposit slip for savings account deposits)

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12. SIGNATURES

Please read and initial each of the representations below:

		Investor	Joint Investor
(a)	I have received the Prospectus for the company, and I accept and agree to be bound by the terms and conditions of the Prospectus.

(b)	I have a net worth (exclusive of home, furnishings, auto) of $70,000 and an annual gross income of at least $70,000 or a net worth of $250,000 (exclusive of home, furnishings, auto) or I meet the higher suitability requirements imposed by my state of residence as set forth in the prospectus (including any supplements thereto) under “Investor Suitability Standards” and below.

(c)	I am purchasing the units for my own account, and I acknowledge that there is no public market for the units.

(d)	I acknowledge my acceptance as a member is subject to the discretion of the manager(s) as agreed to under Section 1(b). The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and payment of the full purchase price of the shares.

(e)	I have been informed by the participating broker-dealer firm specified herein, if any, of all pertinent facts relating to the lack of liquidity or marketability of this investment.

(f)	The undersigned represents that he/she is not: (a) on any list of sanctioned persons administered by the U.S. Office of Foreign Assets Control (“OFAC”), (b) otherwise a person or entity with whom U.S. citizens are generally forbidden to transact under economic sanctions measures, (c) a resident of or domiciled in or organized under the laws of Crimea, Cuba, Iran, North Korea, Sudan or Syria or any other jurisdiction that comes to be the subject of an embargo administered by OFAC, (d) in any jurisdiction identified in prior clause (c), or (e) a person or entity who is, directly or indirectly, owned by, controlled by or acting on behalf of one or more persons or entities identified in any of clauses (a), (b), (c) or (d). The undersigned further represents that he/she will not transfer units to any person or entity described in the preceding sentence.

(g)	For California residents only – Investors in California must have (exclusive of such investor’s home, furnishings and automobiles) (a) a gross annual income of not less than $70,000 and a net worth of not less than $150,000, or (b) a net worth of at least $250,000. In addition, an investment in our units by a California investor may not exceed 10% of the net worth (exclusive of such investor’s home, furnishings and automobiles) of that investor.

(h)	For Kansas residents only – It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in our securities and other non-traded mortgage programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

(i)	For Kentucky residents only – No Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in our units or the units of our affiliates’ non-publicly traded real estate programs.

(j)	For Michigan residents only – In addition to our standard suitability standards, an investment in our units, together with any investment in our affiliates, by a Michigan investor may not exceed 10% of the liquid net worth (exclusive of such investor’s home, furnishings and automobiles) of that investor.

(k)	For Missouri residents only – In addition to our standard suitability standards, Missouri investors must also have a liquid net worth of at least ten times their investment in RMI IX.

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		Investor	Joint Investor

(l)	For Nebraska residents only – Nebraska investors must have (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000; and (ii) Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded mortgage programs to 10% of such investor’s net worth. (Net worth in each case should be determined exclusive of home, home furnishings, and automobiles.) Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

(m)	For Oregon residents only – In addition to our standard suitability standards, investors in Oregon must have a net worth (exclusive of such investor’s home, furnishings and automobiles) of at least $250,000. In addition, an investment in our units, together with any investment in our affiliates, by an Oregon investor may not exceed 10% of the net worth (exclusive of such investor’s home, furnishings and automobiles) of that investor.

(n)	For Tennessee residents only – In addition to meeting the general suitability standards stated above, Tennessee investors may not invest more than 10% of their net worth, exclusive of home, home furnishings, and automobiles, in RMI IX.

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You do not waive any right you may have under the Securities Act of 1933, the Securities Exchange Act of 1934 or any state securities law by executing the Subscription Agreement. A sale of units may not be completed until after you have been in receipt of the final Prospectus for at least five (5) business days. If your Subscription Agreement is accepted, we will return to you a countersigned copy of the Subscription Agreement, which will constitute confirmation of your purchase of units.

IN WITNESS WHEREOF, the undersigned has executed below this day of , 20 , at (City)

Investor’s primary residence is in (State)

(X)

(Investor Signature and Title)

(X)

(Investor Signature and Title)

13. REGISTERED REPRESENTATIVE/FINANCIAL ADVISOR INFORMATION	The registered representative or advisor, by signing below, certifies that he or she has (a) reasonable grounds to believe, on the basis of information obtained from the investor concerning his or her investment objectives, other investments, financial situation and needs and any other information known by the selling broker-dealer, if any, that investment in the units is suitable for the investor and that suitability records are being maintained; (b) informed the investor of all pertinent facts relating to the liquidity and marketability of the units as required by FINRA Rule 2310; and (c) verified the identity of the above investor through appropriate methods and will retain proof of such verification process as required by applicable law.

Original Signatures Required

Registered Representative/Advisor

Name

Street Address

City, State, Zip Code

Phone Number

Email

X
Registered Representative/Advisor Signature

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14. BROKER-DEALER INFORMATION	The undersigned broker-dealer hereby certifies that (i) a copy of the prospectus, as amended and/or supplemented to date, has been delivered to the above investor the requisite number of days prior to the date the Subscription Agreement was delivered to the company; and (ii) that the appropriate suitability determination as set forth in the prospectus has been made and that the appropriate records are being maintained.

Broker-Dealer Name

Street Address

City, State, Zip Code

X	________________________________________
Broker-Dealer Authorized Signature (required on all applications by broker-dealer)

Registered Investment Advisor (RIA) and Non-Commission Sales

[    ] Please check the box if this investment is made through an RIA charging no commission on this sale or otherwise is made with no commission paid to the RIA or participating broker-dealer.

This option is not available through all broker-dealers. Please contact Redwood Mortgage Investors for more information.

(If an owner or principal or any member of the RIA firm is a FINRA licensed registered representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer for administrative purposes, not through the RIA.)

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Complete this page only if this is an RIA/non-commission sale

REGISTERED INVESTMENT ADVISOR INFORMATION

Are you a Registered Investment Advisor (“RIA”) under applicable state or federal law?                 [    ] YES                [    ] NO

Broker-Dealer Affiliated? [    ] YES    [    ] NO     Broker-Dealer Name

The advisor certifies that if the advisor is affiliated with a FINRA firm, that all fees received by him in connection with this transaction will be run through the books and records of the FINRA member firm in compliance with NASD Notice to Members 96-33, FINRA Rule 3280 and FINRA Rule 3270.

ADVISOR [1]

Name - Please Print

Authorized Signature

Firm Name

[1]	If the advisor is affiliated with a FINRA broker-dealer firm, all fees received by him or her in connection with this transaction will be run through the books and records of the FINRA member in compliance with NASD Notice to Members 96-33, FINRA Rule 3280 and FINRA Rule 3270.

(Office Use Only)

15. ACCEPTANCE This subscription will not be an effective agreement until it or a facsimile is signed by the manager of Redwood Mortgage Investors IX, LLC, a Delaware Limited Liability Company	This subscription accepted REDWOOD MORTGAGE INVESTORS IX, LLC, A Delaware Limited Liability Company 177 Bovet Road, Suite 520 San Mateo, CA 94402 (650) 365-5341

By:

	Investor #:		Date Entered:

	Check Amount:	$	Check Date:

Check Number:

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Instructions for completing Subscription Agreement

Redwood Mortgage Investors IX, LLC

Please follow these instructions and complete each section carefully, as failure to do may result in rejection of your Subscription Agreement.

Type of Ownership (page 2)

Check the appropriate box to indicate what type of investment you are making. Note under each classification any additional signatures or documents that may be required. If the investment type you are making is not listed, enter it in the section titled OTHER.

Item 7.	Investor Name and Address

Enter the full name of the investor. For trust accounts and non-custodial qualified plans enter the name of the trustee(s) on the first line and the trust or plan name on the second line. On custodial accounts this section must be completed for the benefit plan investor; custodial information is entered in Item 2.

Enter the investor’s mailing address, phone and Social Security Number or Tax ID Number. If the investment is made in more than one name, only one Tax ID Number will be used and should be that of the first person listed.

Item 8.	Custodian Registration

Custodian should complete this section, entering all pertinent information and signing accordingly.

Item 9.	Investment

Enter the number of units purchased and the dollar amount of the investment.

Mark whether the investment is an initial or additional investment.

Item 10.	Distributions

Check the appropriate box to indicate whether the investor elects to participate in the Distribution Reinvestment Plan of the company or to have earnings distributed monthly.

Each investor who elects to have distributions reinvested agrees to notify the company and the broker-dealer named in the Subscription Agreement in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties as set forth in the prospectus or Subscription Agreement.

Item 11.	Special Address for Distributions

If distributions are to be sent to an address other than that provided in Item 7 or 8, provide the name, address and account number.

If distributions are to be made to a checking or savings account via electronic funds transfer, check the appropriate box and attach an original voided check for checking accounts or an original deposit slip for savings accounts.

Your request for EFT deposit may be rejected if it is not accompanied by the proper bank document as indicated above.

Item 12.	Signatures

You are required to execute your own Subscription Agreement and our manager will not accept any Subscription Agreement that has been executed by someone other than you unless, in the case of fiduciary accounts, the person has been given your legal power of attorney to sign on your behalf, and you meet all of the conditions in the Prospectus and the Subscription Agreement.

The investor initials each representation separately. If investment is held jointly or severally all investors must initial the representations.

Enter the date, city and state the Subscription Agreement was signed. If investment is held jointly or severally all investors must sign the Subscription Agreement. Only original signatures will be accepted.

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Item 13.	Registered Representative/Financial Advisor Information

The registered representative or financial advisor must complete and sign this section.

Item 14.	Broker-Dealer Information

All pertinent broker-dealer information must be included.

Subscription Agreements for commission sales must be signed by both the registered representative and the broker-dealer. Please note that if the registered representative is authorized to sign on behalf of the broker-dealer they must sign section 7 and 8.

The Subscription Agreement may be rejected if it is not fully completed and signed.

Only an original, completed and signed Subscription Agreement will be accepted. Photocopied or otherwise duplicated Subscription Agreements cannot be accepted.

Registered Investment Advisor and Non-Commission Sales

For sales made to clients of RIAs or other non-commission sales, check the box at the end of Item 8 indicating as such. RIAs must also complete page 7 of the Subscription Agreement.

Item 15.	Acceptance

Item 15 is for Redwood Mortgage Investors office use only

Forward the completed and signed original Subscription Agreement along with your payment to the following address. Wiring instructions are available. Please contact Investor Services for current wiring instructions.

Mailing Address

Redwood Mortgage Investors IX, LLC

177 Bovet Road, Suite 520

San Mateo, CA 94402

If you have any questions or require additional assistance in completing the Subscription

Agreement, please contact Investor Services at (800) 659-6593, option 5.

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Appendix C

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark one)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2018

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number: 000-55601

REDWOOD MORTGAGE INVESTORS IX, LLC

(Exact name of registrant as specified in its charter)

Delaware	26-3541068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

177 Bovet Road, Suite 520, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

(650) 365-5341

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  YES    ☐  NO

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☒  YES    ☐  NO

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  YES    ☒  NO

Part I – FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

REDWOOD MORTGAGE INVESTORS IX, LLC

Balance Sheets

March 31, 2018 (unaudited) and December 31, 2017 (audited)

	2018	2017
ASSETS
Cash and cash equivalents	$9,540,950	$8,509,852
Loans
Principal	57,865,391	54,768,689
Advances	16,637	13,989
Accrued interest	426,538	409,867

Loan balances secured by deeds of trust	58,308,566	55,192,545
Loan administrative fees, net	5,878	9,008

Total loans	58,314,444	55,201,553

Total assets	$67,855,394	$63,711,405

LIABILITIES, INVESTORS IN APPLICANT STATUS, AND MEMBERS’ CAPITAL
Liabilities
Accounts payable and accrued liabilities	$36,139	$180
Investors in applicant status	4,415,358	3,270,312
Members’ capital, net	67,537,728	64,218,001
Receivable from manager (formation loan)	(4,133,831)	(3,777,088)

Members’ capital, net, less formation loan	63,403,897	60,440,913

Total liabilities, investors in applicant status and members’ capital	$67,855,394	$63,711,405

The accompanying notes are an integral part of these financial statements.

REDWOOD MORTGAGE INVESTORS IX, LLC

Statements of Income

For the Three Months Ended March 31, 2018 and 2017 (unaudited)

	2018	2017
Revenues, net
Interest income	$1,177,732	$835,980
Late fees	4,711	6,189

Total revenues	1,182,443	842,169

Provision for loan losses	—	—
Operations Expense
Mortgage servicing fees	35,184	24,310
Asset management fees, net (Note 3)	—	—
Costs from Redwood Mortgage Corp., net (Note 3)	—	—
Professional services, net (Note 3)	4,685	—
Other	85	1,039

Total operations expense	39,954	25,349

Net income	$1,142,489	$816,820

Members (99%)	1,131,064	808,652
Managers (1%)	11,425	8,168

	$1,142,489	$816,820

The accompanying notes are an integral part of these financial statements.

REDWOOD MORTGAGE INVESTORS IX, LLC

Statement of Changes in Members’ Capital

For the Three Months Ended March 31, 2018 (unaudited)

		Members’ Capital, net
	Investors In Applicant Status	Members’ Capital	Manager’s Capital	Unallocated Organization and Offering Expenses	Members’ Capital, net
Balance at December 31, 2017	$3,270,312	$66,450,424	$102,902	$(2,335,325)	$64,218,001
Contributions on application	4,313,438	—	—	—	—
Contributions admitted to members’ capital	(3,193,207)	3,193,207	3,200	—	3,196,407
Premiums paid on application by RMC	31,920	—	—	—	—
Premiums admitted to members’ capital	(7,105)	7,105	—	—	7,105
Net income	—	1,131,064	11,425	—	1,142,489
Earnings distributed to members	—	(1,090,347)	—	—	(1,090,347)
Earnings distributed used in DRIP	—	598,278	—	—	598,278
Members’ redemptions	—	(403,400)	—	—	(403,400)
Organization and offering expenses	—	—	—	(143,694)	(143,694)
Organization and offering expenses allocated	—	(70,208)	—	70,208	—
Manager reimbursement	—	—	—	12,193	12,193
Early withdrawal penalties	—	—	—	696	696

Balance at March 31, 2018	$4,415,358	$69,816,123	$117,527	$(2,395,922)	$67,537,728

The accompanying notes are an integral part of these financial statements.

REDWOOD MORTGAGE INVESTORS IX, LLC

Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017 (unaudited)

	2018	2017
Operations
Interest received	$1,161,061	$837,318
Other loan income	4,711	6,189
Loan administrative fee reimbursed (paid)	3,130	9,464
Operations expense	(2,453)	(24,476)

Total cash provided by (used in) operations	1,166,449	828,495

Investing – loan principal/advances
Principal collected on loans	12,739,617	5,236,520
Loans originated	(9,946,500)	(8,607,733)
Loans acquired from affiliates	(5,889,819)	—
Advances (made) received on loans	(2,648)	(9,141)

Total cash provided by (used in) investing	(3,099,350)	(3,380,354)

Financing – members’ capital
Contributions by members, net
Contributions by members	4,348,762	4,542,913
Organization and offering expenses paid, net	(131,500)	(166,756)
Formation loan funding	(357,794)	(315,951)

Total cash provided by members, net	3,859,468	4,060,206

Distributions to members
Earnings distributed	(492,069)	(334,640)
Redemptions	(403,400)	(400,310)

Cash distributions to members	(895,469)	(734,950)

Total cash provided by (used in) financing	2,963,999	3,325,256

Net increase (decrease) in cash	1,031,098	773,397

Cash, beginning of period	8,509,852	2,194,854

Cash, end of period	$9,540,950	$2,968,251

Reconciliation of net income to net cash provided by (used in) operating activities

	2018	2017
Net income	$1,142,489	$816,820
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Change in operating assets and liabilities
Accrued interest	(16,672)	1,338
Loan administrative fees reimbursed (paid)	3,130	9,464
Accounts payable	35,754	—
Other	1,748	873

Total adjustments	23,960	11,675

Net cash provided by (used in) operating activities	$1,166,449	$828,495

The accompanying notes are an integral part of these financial statements.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

NOTE 1 – ORGANIZATION AND GENERAL

In the opinion of the manager, the accompanying unaudited financial statements contain all adjustments, consisting of normal, recurring adjustments, necessary to present fairly the financial information included therein. These financial statements should be read in conjunction with the audited financial statements included in the company’s Form 10-K for the fiscal year December 31, 2017 filed with the U.S. Securities and Exchange Commission (SEC). The results of operations for the three month period ended March 31, 2018 are not necessarily indicative of the operations results to be expected for the full year.

Redwood Mortgage Investors IX, LLC (RMI IX or the company) is a Delaware limited liability company formed in October 2008 to engage in business as a mortgage lender and investor by making and holding-for-investment mortgage loans secured by California real estate, primarily through first and second deeds of trust.

The company’s primary investment objectives are to:

•	yield a favorable rate of return from the company’s business of making and/or investing in loans;

•

preserve and protect the company’s capital by making and/or investing in loans secured by California real estate, preferably income-producing properties geographically situated in the San Francisco Bay Area and the coastal metropolitan regions of Southern California; and,

•	generate and distribute cash flow from these mortgage lending and investing activities.

The ongoing sources of funds for loans are the proceeds (net of redemption of members’ capital) from:

•	sale of members’ units (net of reimbursement to RMC of organization and offering expenses), including units sold by reinvestment of distributions;

•	loan payoffs;

•	borrowers’ monthly principal and interest payments; and,

•	to a lesser degree and, if obtained, a line of credit.

Profits and losses are allocated among the members according to their respective capital accounts monthly after one percent (1%) of the profits and losses are allocated to the manager. The monthly results are subject to subsequent adjustment as a result of quarterly and year-end accounting and reporting. Investors should not expect the company to provide tax benefits of the type commonly associated with limited liability company tax shelter investments. Federal and state income taxes are the obligation of the members, if and when taxes apply, other than the annual California franchise tax and any California LLC cash receipts taxes paid by the company.

The company is externally managed by Redwood Mortgage Corp. (RMC or the manager). The manager is solely responsible for managing the business and affairs of the company, subject to the voting rights of the members on specified matters. The manager acting alone has the power and authority to act for and bind the company. RMC provides the personnel and services necessary for us to conduct our business as we have no employees of our own. The mortgage loans the company funds and/or invests in are arranged and generally are serviced by RMC. The manager is required to contribute to capital one tenth of one percent (0.1%) of the aggregate capital accounts of the members.

The rights, duties and powers of the members and manager of the company are governed by the company’s operating agreement, the Delaware Limited Liability Company Act and the California Revised Uniform Limited Liability Company Act. Members should refer to the company’s operating agreement for complete disclosure of its provisions. Members representing a majority of the outstanding units may, without the concurrence of the managers, vote to: (i) dissolve the company, (ii) amend the operating agreement, subject to certain limitations, (iii) approve or disapprove the sale of all or substantially all of the assets of the company or (iv) remove or replace one or all of the managers. Where there is only one manager, a majority in interest of the members is required to elect a new manager to continue the company business after a manager ceases to be a manager due to its withdrawal.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Distribution policy

Cash available for distribution at the end of each calendar month is allocated ninety-nine percent (99%) to the members and one percent (1%) to the manager. Cash available for distribution means cash flow from operations (excluding repayments for loan principal and other capital transaction proceeds) less amounts set aside for creation or restoration of reserves. The manager may withhold from cash available for distribution otherwise distributable to the members with respect to any period the respective amounts of organization and offering expenses allocated to the members for the applicable period pursuant to the company’s reimbursement and allocation of organization and offering expenses policy. Per the terms of the company’s operating agreement, cash available for distribution allocated to the members is allocated among the members in proportion to their percentage interests (except with respect to differences in the amounts of organization and offering expenses allocated to the respective members during the applicable period) and in proportion to the number of days during the applicable month that they owned such percentage interests.

Cash available for distributions allocable to members, other than those participating in the distribution reinvestment plan (DRIP) and the manager, is distributed at the end of each calendar month. Cash available for distribution allocable to members who participate in the DRIP is used to purchase additional units at the end of each calendar month. The manager’s allocable share of cash available for distribution is also distributed not more frequently than with cash distributions to members.

To determine the amount of cash to be distributed in any specific month, the company relies in part on its annual forecast of profits, which takes into account the difference between the forecasted and actual results in the year and the requirement to maintain a cash reserve. For the three months ended March 31, 2018, earnings (estimated) allocated to member accounts was $1,160,555 and net income available to members (actual) was $1,131,064. The difference between earnings allocated and net income available to members of $29,491 is anticipated to be offset in the remaining quarters of 2018.

Distribution reinvestment plan

The DRIP provision of the operating agreement permits members to elect to have all or a portion of their monthly distributions reinvested in additional units. Members may withdraw from the DRIP with written notice.

Liquidity and unit redemption program

Because there are substantial restrictions on transferability of units, there is no established public trading and/or secondary market for the units and none is expected to develop. In order to provide liquidity to members, the company’s operating agreement includes a unit redemption program, whereby beginning one year from the date of purchase of the units, a member may redeem all or part of their units, subject to certain limitations.

The price paid for redeemed units is based on the lesser of the purchase price paid by the redeeming member or the member’s capital account balance as of the date of each redemption payment. Redemption value is calculated based on the period from date of purchase as follows:

•	after one year, 92% of the purchase price or of the capital account balance, whichever is less;

•	after two years, 94% of the purchase price or of the capital account balance, whichever is less;

•	after three years, 96% of the purchase price or of the capital account balance, whichever is less;

•	after four years, 98% of the purchase price or of the capital account balance, whichever is less;

•	after five years, 100% of the purchase price or of the capital account balance, whichever is less.

The company redeems units quarterly, subject to certain limitations as provided for in the operating agreement. The number of units that may be redeemed per quarter per individual member is subject to a maximum of the greater of 100,000 units or 25% of the member’s units outstanding. For redemption requests requiring more than one quarter to fully redeem, the percentage discount amount that, if any, applies when the redemption payments begin continues to apply throughout the redemption period and applies to all units covered by such redemption request regardless of when the final redemption payment is made.

The company has not established a cash reserve from which to fund redemptions. The company’s capacity to redeem units upon request is limited by the availability of cash and the company’s cash flow. The company will not, in any calendar year, redeem more than five percent (5%) of the weighted average number of units outstanding during the twelve-month period immediately prior to the date of the redemption.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Contributed capital

The manager is required to contribute to capital one tenth of one percent (0.1%) of the aggregate capital accounts of the members.

Manager’s interest

If a manager is removed, withdrawn or terminated, the company will pay to the manager all amounts then accrued and owing to the manager. Additionally, the company will terminate the manager’s interest in the company’s profits, losses, distributions and capital by payment of an amount in cash equal to the then-present fair value of such interest. The formation loan is forgiven if the manager is removed and RMC is no longer receiving payments for services rendered.

Unit sales commissions paid to broker-dealers/formation loan

Commissions for unit sales to be paid to broker-dealers (B/D sales commissions) are paid by RMC and are not paid directly by the company out of offering proceeds. Instead, the company advances to RMC, from offering proceeds, amounts sufficient to pay the B/D sales commissions and premiums to be paid to investors. Such advances in total may not exceed seven percent (7%) of offering proceeds. The receivable arising from the advances is unsecured, and non-interest bearing and is referred to as the “formation loan.” As of March 31, 2018 the company had made such advances of $5,017,741, of which $4,133,831 remains outstanding on the formation loan.

Term of the company

The term of the company will continue until 2028, unless sooner terminated as provided in the operating agreement.

Ongoing public offering of units/ SEC Registrations

Gross proceeds from sales of units from inception (October, 2009) through March 31, 2018 are summarized below.

Proceeds
From investors—admitted	$67,106,564
From members under our DRIP	6,830,872
From premiums paid by RMC(1)	296,209

Total proceeds from unit sales	$74,233,645

(1)

If a member acquired units through an unsolicited sale (i.e. without broker/dealer) the member’s capital account is credited with their capital contribution plus a premium paid by RMC equal to the amount of the sales commissions that otherwise would have been paid to a broker-dealer by RMC. This premium is reported in the year paid as taxable income to the member.

As of March 31, 2018, we had sold approximately 74,234,000 units– 39,407,000 units under our previous registration statements and approximately 34,827,000 units under our current registration statement which was effective on June 6, 2016. Correspondingly, gross proceeds from unit sales at $1 per unit (including units issued under our distribution reinvestment plan) were approximately $39,407,000 and $34,827,000, respectively.

Use of Proceeds from sale of units

We will use the proceeds from the sale of the units to:

•	make additional loans;

•	fund working capital reserves;

•	pay RMC up to 4.5% of proceeds from sale of units for organization and offering expenses; and,

•	fund a formation loan to RMC at up to 7% of proceeds from sale of units.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Management estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Such estimates relate principally to the determination of the allowance for loan losses, including, when applicable, the valuation of impaired loans (which itself requires determining the fair value of the collateral), and the valuation of real estate held for sale and held as investment, at acquisition and subsequently. Actual results could differ significantly from these estimates.

Fair value estimates

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

Fair values of assets and liabilities are determined based on the fair-value hierarchy established in GAAP. The hierarchy is comprised of three levels of inputs to be used:

•

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has the ability to access at the measurement date. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly in active markets and quoted prices for identical assets or liabilities that are not active, and inputs other than quoted prices that are observable or inputs derived from or corroborated by market data.

•

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the company’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the company’s own data.

The fair value of the collateral is determined by exercise of judgment based on management’s experience informed by appraisals (by licensed appraisers), brokers’ opinion of values and publicly available information on in-market transactions. Appraisals of commercial real property generally present three approaches to estimating value: 1) market comparables or sales approach; 2) cost to replace and 3) capitalized cash flows or investment approach. These approaches may or may not result in a common, single value. The market-comparables approach may yield several different values depending on certain basic assumptions, such as, determining highest and best use (which may or may not be the current use); determining the condition (e.g. as-is, when-completed or for land when-entitled); and determining the unit of value (e.g. as a series of individual unit sales or as a bulk disposition).

Management has the requisite familiarity with the real estate markets it lends in generally and of the properties lent on specifically to analyze sales-comparables and assess their suitability/applicability. Management is acquainted with market participants – investors, developers, brokers, lenders – that are useful, relevant secondary sources of data and information regarding valuation and valuation variability. These secondary sources may have familiarity with and perspectives on pending transactions, successful strategies to optimize value and the history and details of specific properties – on and off the market – that enhance the process and analysis that is particularly and principally germane to establishing value in distressed markets and/or property types.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Cash and cash equivalents

The company considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Periodically, company cash balances in banks exceed federally insured limits.

Loans and interest income

Loans generally are stated at the unpaid principal balance (principal). Management has discretion to pay amounts (advances) to third parties on behalf of borrowers to protect the company’s interest in the loan. Advances include, but are not limited to, the payment of interest and principal on a senior lien to prevent foreclosure by the senior lien holder, property taxes, insurance premiums and attorney fees. Advances generally are stated at the amounts paid out on the borrower’s behalf and any accrued interest on amounts paid out, until repaid by the borrower.

The company may fund a specific loan origination net of an interest reserve (one to two years) to insure timely interest payments at the inception of the loan. As monthly interest payments become due, the company funds the payments into the affiliated trust account. In the event of an early loan payoff, any unapplied interest reserves would be first applied to any accrued but unpaid interest and then as a reduction to the principal.

If events and or changes in circumstances cause management to have serious doubts about the collectability of the payments of interest and principal in accordance with the loan agreement, a loan may be designated as impaired. Impaired loans are included in management’s periodic analysis of recoverability. Any subsequent payments on impaired loans are applied to late fees, then to the accrued interest, then to advances, and lastly to principal.

From time to time, the company negotiates and enters into loan modifications with borrowers whose loans are delinquent. If the loan modification results in a significant reduction in the cash flow compared to the original note, the modification is deemed a troubled debt restructuring and a loss is recognized. In the normal course of the company’s operations, loans that mature may be renewed at then current market rates and terms for new loans. Such renewals are not designated as impaired, unless the renewed loan was previously designated as impaired.

Interest is accrued daily based on the principal of the loans. Impaired loans continue to recognize interest income as long as the loan is in the process of collection and is considered to be well-secured. Impaired loans are placed on non-accrual status if 180 days delinquent or at the earlier of management’s determination that the primary source of repayment will come from the foreclosure and subsequent sale of the collateral securing the loan (which usually occurs when a notice of sale is filed) or when the loan is no longer considered well-secured. When a loan is placed on non-accrual status, the accrual of interest is discontinued; however, previously recorded interest is not reversed. A loan may return to accrual status when all delinquent interest and principal payments become current in accordance with the terms of the loan agreement

Loan administrative fees paid to RMC for loans funded or invested in by the company are capitalized and amortized over the life of the loan on a straight-line method which approximates the effective interest method.

Allowance for loan losses

Loans and the related accrued interest and advances (i.e. the loan balance) are analyzed on a periodic basis for ultimate recoverability. Delinquencies are identified and followed as part of the loan system of record. Collateral fair values are reviewed quarterly and the protective equity for each loan is computed. As used herein, “protective equity” is the arithmetic difference between the fair value of the collateral, net of any senior liens, and the loan balance, where “loan balance” is the sum of the unpaid principal, advances and the recorded interest thereon. This computation is done for each loan (whether impaired or performing), and while loans secured by collateral of similar property type are grouped, there is enough distinction and variation in the collateral that a loan-by-loan, collateral-by-collateral analysis is appropriate.

For loans designated impaired, a provision is made for loan losses to adjust the allowance for loan losses to an amount such that the net carrying amount (unpaid principal less the specific allowance) is reduced to the lower of the loan balance or the estimated fair value of the related collateral, net of any senior loans and net of any costs to sell in arriving at net realizable value.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Loans determined not to be individually impaired are grouped by the property type of the underlying collateral, and for each loan and for the total by property type, the amount of protective equity or amount of exposure to loss ( i.e., the dollar amount of the deficiency of the fair value of the underlying collateral to the loan balance) is computed.

The company charges off uncollectible loans and related receivables directly to the allowance account once it is determined the full amount is not collectible.

At foreclosure any excess of the recorded investment in the loan (accounting basis) over the net realizable value is charged against the allowance for loan losses.

Real estate owned (REO)

Real estate owned, or REO, is property acquired in full or partial settlement of loan obligations generally through foreclosure, and is recorded at acquisition at the lower of the amount owed on the loan (legal basis), plus any senior indebtedness, or at the property’s net realizable value, which is the fair value less estimated costs to sell, as applicable. The fair value estimates are derived from information available in the real estate markets including similar property, and often require the experience and judgment of third parties such as commercial real estate appraisers and brokers. The estimates figure materially in calculating the value of the property at acquisition, the level of charge to the allowance for loan losses and any subsequent valuation reserves. After acquisition, costs incurred relating to the development and improvement of property are capitalized to the extent they do not cause the recorded value to exceed the net realizable value, whereas costs relating to holding and disposition of the property are expensed as incurred. After acquisition, REO is analyzed periodically for changes in fair values and any subsequent write down is charged to operations expenses. Any recovery in the fair value subsequent to such a write down is recorded and is not to exceed the value recorded at acquisition. Recognition of gains on the sale of real estate is dependent upon the transaction meeting certain criteria related to the nature of the property and the terms of the sale including potential seller financing.

Recently issued accounting pronouncements

-Accounting and Financial reporting for Expected Credit Losses

The Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) that significantly changes how entities will account for credit losses for most financial assets that are not measured at fair value through net income. The new standard will supersede currently in effect guidance and applies to all entities. Entities will be required to use a current expected credit loss (CECL) model to estimate credit impairment. This estimate will be forward-looking, meaning management will be required to use forecasts about future economic conditions to determine the expected credit loss over the remaining life of an instrument. This will be a significant change from the current incurred credit loss model, and generally may result in allowances being recognized in earlier periods than under the current credit loss model.

RMI IX invests in real estate secured loans made with the expectation of zero credit losses as a result of substantial protective equity provided by the underlying collateral. For a loss to be recognized under the CECL or incurred loss model, if the lending/loan-to-value guidelines are followed effectively, an intervening, subsequent-to-loan-funding, event must negatively impact the value of the underlying collateral of the loan in an amount greater than the amount of protective equity provided by the collateral. Such an event would be either (or both) of:

•	an uninsured event(s) specifically impacting the collateral or

•	a non-temporary decline in values in the applicable real estate market.

In both of these instances the treatment would be the same in the incurred loss and CECL models of approximately the same amount. Other than in these events, the probable of occurrence criteria of the incurred loss model is not triggered and a loss is not recognized. Further, if the zero-expected-loss lending guideline is preserved and the protective equity provided by the collateral is not expected to be impaired over the life of the loans, then a loss is not required to be recognized under the CECL model.

This convergence between the CECL and incurred loss models as to loss recognition – as an event driven occurrence – in low LTV, real estate secured programs caused RMC to conclude that the CECL model will not materially impact the reported results of operations or financial position as compared to that which would be reported in the incurred loss model. The manager expects to adopt the ASU for interim and annual reporting in 2020.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

-Accounting and Financial Reporting for Revenue Recognition

On May 28, 2014, FASB issued a final standard on revenue from contracts with customers. The standard issued as ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard is effective January 1, 2018, and has been adopted using the modified retrospective approach.

The goals of the revenue recognition project are to clarify and converge the revenue recognition principles under U.S. GAAP and to develop guidance that would streamline and enhance revenue recognition requirements. A core principle of the standard is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Revenue is recognized when a performance obligation is satisfied by transferring goods or services to a customer. The FASB intentionally used the wording “be entitled” rather than “receive” or “collect” to distinguish collectability risk from other uncertainties that may exist under a contract.

Adoption of the revenue standard did not have an impact on the company’s current revenue recognition policies since the scope of guidance is not applicable to financial instruments including loans and therefore did not have an impact on the recognition of interest income or late fees.

NOTE 3 – MANAGER AND OTHER RELATED PARTIES

RMC’s allocated one percent (1%) of the profits and losses was $11,425 and $8,168 for the three months ended March 31, 2018 and 2017, respectively. The manager, at its sole discretion, provided financial support that improved net income and the return to investors in both 2018 and 2017. Total support provided, as detailed below, was approximately $628,000 and $401,000 for the three months ended March 31, 2018 and 2017, respectively.

At times, to enhance the company’s earnings, RMC has taken several actions, including:

•	charging less than the maximum allowable fees;

•	not requesting reimbursement of qualifying expenses; and/or,

•	paying company expenses, such as professional fees, that could have been obligations of the company.

Such fee waivers and cost actions were not made for the purpose of providing the company with sufficient funds to satisfy withdrawal requests, nor to meet any required level of distributions, as the company has no such required level of distributions. RMC does not use any specific criteria in determining the exact amount of fees to be waived and/or costs to be absorbed. Any decision to waive fees and/or to absorb costs, and the amount (if any) to be waived or absorbed, is made by RMC in its sole discretion.

Going forward, this support will be reduced and RMC expects support will ultimately cease. Beginning in April 2018, the manager will no longer pay for company expenses, and intends, by the fourth quarter of 2018, to begin reducing fee waivers and commence collecting reimbursable expenses, so that by July 2019 the company will be paying RMC the fees it is entitled to under the operating agreement and reimbursing RMC for expenses attributable to the company.

Fees waived and costs reimbursements for the three months ended March 31, 2018 are presented in the following table.

		Operating Expenses
	Loan Admin Fees	Mortgage Servicing Fees	Asset Management Fee	Cost Reimbursements	Professional Services	Other	Total
Chargeable/reimbursable	$158,363	$35,184	$127,844	$184,149	$147,837	$14,332	$667,709
RMC Support
Waived	(158,363)	—	(127,844)	(184,149)	—	—	(470,356)
Cost Absorbed by RMC	—	—	—	—	(143,152)	(14,247)	(157,399)

Total RMC Support	(158,363)	—	(127,844)	(184,149)	(143,152)	(14,247)	(627,755)

Net charged	$—	$35,184	$—	$—	$4,685	$85	$39,954

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Fees waived and costs reimbursements for the three months ended March 31, 2017 are presented in the following table.

		Operating Expenses
	Loan Admin Fees	Mortgage Servicing Fees	Asset Management Fee	Cost Reimbursements	Professional Services	Other	Total
Chargeable/reimbursable	$86,077	$24,310	$86,434	$97,605	$119,739	$11,808	$425,973
RMC Support
Waived	(86,077)	—	(86,434)	(97,605)	—	—	(270,116)
Cost Absorbed by RMC	—	—	—	—	(119,739)	(10,769)	(130,508)

Total RMC Support	(86,077)	—	(86,434)	(97,605)	(119,739)	(10,769)	(400,624)

Net charged	$—	$24,310	$—	$—	$—	$1,039	$25,349

•	Loan administrative fees

RMC is entitled to receive a loan administrative fee in an amount up to one percent (1%) of the principal amount of each new loan originated or acquired on the company’s behalf by RMC for services rendered in connection with the selection and underwriting of potential loans. Such fees are payable by the company upon the closing or acquisition of each loan. Beginning in August 2015, RMC, at its sole discretion, began waiving loan administrative fees.

•	Mortgage servicing fees

RMC earns mortgage servicing fees from the company of up to one-quarter of one percent (0.25%) annually of the unpaid principal balance of the loan portfolio or such lesser amount as is reasonable and customary in the geographic area where the property securing the mortgage is located. RMC is entitled to receive these fees regardless of whether specific mortgage payments are collected. The mortgage servicing fees are accrued monthly on all loans. Remittance to RMC is made monthly unless the loan has been assigned a specific loss reserve, at which point remittance is deferred until the specific loss reserve is no longer required, or the property has been acquired by the company. An increase or decrease in this fee within the limits set by the operating agreement directly impacts the yield to the members.

•	Asset management fees

RMC is entitled to receive a monthly asset management fee for managing the company’s portfolio and operations in an amount up to three-quarters of one percent (0.75%) annually of the portion of the capital originally committed to investment in mortgages, not including leverage, and including up to two percent (2%) of working capital reserves. This amount will be recomputed annually after the second full year of operations by subtracting from the then fair value of the company’s loans plus working capital reserves, an amount equal to the outstanding debt.

RMC, at its sole discretion, may elect to accept less than the maximum amount of the asset management fee. An increase or decrease in this fee within the limits set by the operating agreement directly impacts the yield to the members. RMC intends to begin reducing these fee waivers by the fourth quarter of 2018.

•	Costs through RMC

RMC, per the operating agreement, may request reimbursement by the company for operations expense incurred on behalf of the company, including without limitation, accounting and audit fees, legal fees and expenses, postage and preparation of reports to members and out-of-pocket general and administration expenses. Certain costs (e.g. postage) can be allocated specifically to the company. Other costs are allocated on a pro-rata basis (e.g. by the company’s percentage of total capital of all mortgage funds managed by RMC). Payroll and consulting fees are broken out first based on activity, and then allocated to the company on a pro-rata basis based on percentage of capital to the total capital of all mortgage funds.

RMC, at its sole discretion, has elected to request less than the maximum amount of reimbursement for operating expenses. An increase or decrease in this reimbursement, within the limits set by the operating agreement, directly impacts the yield to the members. RMC intends to initiate collecting qualifying expenses by the fourth quarter of 2018.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

•	Professional Services

Professional services consist primarily of legal, regulatory (including SEC/FINRA compliance) and audit and tax compliance expenses.

RMC, at its sole discretion, elected to reimburse the company for professional services (primarily audit and tax expense). An increase or decrease in reimbursements by RMC directly impacts the yield to the members. Beginning in April 2018, RMC will no longer provide reimbursements to the company for professional services.

Commissions and fees are paid by the borrowers to RMC.

•	Brokerage commissions, loan originations

For fees in connection with the review, selection, evaluation, negotiation and extension of loans, RMC may collect a loan brokerage commission that is expected to range from approximately 1.5% to 5% of the principal amount of each loan made during the year. Total loan brokerage commissions are limited to an amount not to exceed 4% of the total company assets per year. The loan brokerage commissions are paid by the borrowers, and thus, are not an expense of the company.

•	Other fees

RMC receives fees for processing, notary, document preparation, credit investigation, reconveyance and other mortgage related fees. The amounts received are customary for comparable services in the geographical area where the property securing the loan is located, payable solely by the borrower and not by the company.

In the ordinary course of business, performing loans may be assigned, in-part or in-full, between the affiliated mortgage funds at par. During the three months ended March 31, 2018, Redwood Mortgage Investors VIII, LP, an affiliated mortgage fund, assigned to the company two performing loans in-full at par value of approximately $5,890,000. The company paid cash for the loans and the affiliated mortgage fund has no continuing obligation or involvement on the loans assigned to the company. There were no loans assigned during the three months ended March 31, 2017.

Formation loan

Formation loan transactions are presented in the following table.

	For the three months ended	Since Inception
Balance, beginning of period	$3,777,088	$—
Formation loan advances to RMC	357,794	5,017,741
Payments received from RMC	—	(854,077)
Early withdrawal penalties applied	(1,051)	(29,833)

Balance, March 31, 2018	$4,133,831	$4,133,831

Subscription proceeds since inception		$71,490,002

Formation loan advance rate		7%

The future minimum payments on the formation loan as of March 31, 2018 are presented in the following table.

2018	$377,709
2019	377,709
2020	377,709
2021	377,709
2022	377,709
Thereafter	2,245,286

Total	$4,133,831

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

RMC is required to make annual payments on the formation loan of one tenth of the principal balance outstanding at December 31 of the prior year. The formation loan is forgiven if the manager is removed and RMC is no longer receiving payments for services rendered.

Reimbursement and allocation of organization and offering expenses

The manager is reimbursed for, or the company may pay directly, organization and offering expenses (or O&O expenses) incurred in connection with the organization of the company or offering of the units including, without limitation, attorneys’ fees, accounting fees, printing costs and other selling expenses (other than sales commissions) in a total amount not exceeding 4.5% of the original purchase price of all units (other than DRIP units) sold in all offerings (hereafter, the “maximum O&O expenses”), and the manager pays any O&O expenses in excess of the maximum O&O expenses. For each calendar quarter or portion thereof after December 31, 2015, that a member holds units (other than DRIP units) and for a maximum of forty (40) such quarters, a portion of the O&O expenses borne by the company is allocated to and debited from that member’s capital account in an annual amount equal to 0.45% of the member’s original purchase price for those units, in equal quarterly installments of 0.1125% each commencing with the later of the first calendar quarter of 2016 or the first full calendar quarter after a member’s purchase of units, and continuing through the quarter in which such units are redeemed. If at any time the aggregate O&O expenses actually paid or reimbursed by the company since inception are less than the maximum O&O expenses, the company shall first reimburse the manager for any O&O expenses previously borne by it so long as it does not result in the company bearing more than the maximum O&O expenses, and any savings thereafter remaining shall be equitably allocated among (and serve to reduce any subsequent such cost allocations to) those members who have not yet received forty (40) quarterly allocations of O&O expenses, as determined in the good faith judgment of the manager. Any O&O expenses with respect to a member’s units that remain unallocated upon redemption of such units shall be reimbursed to the company by the manager.

Organization and offering expenses (O & O expenses) are summarized in the following table.

	2018	Since Inception
Balance, January 1	$2,335,325	$—
O&O expenses reimbursed to RMC	143,694	3,038,308
Early withdrawal penalties applied (1)	(696)	(19,211)
O&O expenses allocated(2)	(70,208)	(452,365)
O&O expenses reimbursed by RMC (3)	(12,193)	(170,810)

Balance, March 31 (4)	$2,395,922	$2,395,922

(1)

Early withdrawal penalties collected are applied to the next installment of principal due under the formation loan and to reduce the amount owed to RMC for O&O expenses. The amounts credited will be determined by the ratio between the amount of the formation loan and the amount of offering costs incurred by the company.

(2)	Beginning in 2016, O&O expenses reimbursed to RMC by RMI IX are allocated to members’ capital accounts over 40 quarters
(3)	RMC reimburses the company for any unallocated O&O expenses on units redeemed.
(4)	Proceeds from investors admitted to RMI IX were $67,106,564 through March 31, 2018. O&O expenses incurred by RMC and remaining to be reimbursed to RMC by RMI IX were $3,210,028.

NOTE 4 – LOANS

Loans generally are funded at a fixed interest rate with a loan term of up to five years. Loans acquired are generally done so within the first six months of origination, and purchased at the current par value, which approximates fair value. As of March 31, 2018, 87 of the company’s 93 loans (representing 98% of the aggregate principal of the company’s loan portfolio) have a loan term of five years or less from loan inception. The remaining loans have terms longer than five years. Substantially all loans are written without a prepayment penalty provision. As of March 31, 2018, 69 loans outstanding (representing 67% of the aggregate principal balance of the company’s loan portfolio) provide for monthly payments of principal and interest, typically calculated on a 30-year amortization, with the remaining principal balance due at maturity. The remaining loans provide for monthly payments of interest only, with the principal balance due at maturity.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Secured loans unpaid principal balance (principal)

Secured loan transactions are summarized in the following table for the three months ended March 31, 2018.

2018
Principal, January 1	$54,768,689
Loans funded	9,946,500
Loans acquired from affiliates	5,889,819
Principal payments received	(12,739,617)

Principal, March 31	$57,865,391

During the three months ended March 31, 2018, the company renewed 4 loans, at then market terms, with an aggregate principal balance of $1,324,473, which are not included in the activity shown above.

Loan characteristics

Secured loans had the characteristics presented in the following table.

	March 31, 2018	December 31, 2017
Number of secured loans	93	93
Secured loans – principal	$57,865,391	$54,768,689
Secured loans – lowest interest rate (fixed)	6.9%	6.9%
Secured loans – highest interest rate (fixed)	10.5%	10.5%
Average secured loan – principal	$622,209	$588,911
Average principal as percent of total principal	1.1%	1.1%
Average principal as percent of members’ capital	0.9%	0.9%
Average principal as percent of total assets	0.9%	0.9%
Largest secured loan – principal	$3,200,000	$3,239,124
Largest principal as percent of total principal	5.5%	5.9%
Largest principal as percent of members’ capital	4.7%	5.0%
Largest principal as percent of total assets	4.7%	5.1%
Smallest secured loan – principal	$94,425	$52,562
Smallest principal as percent of total principal	0.2%	0.1%
Smallest principal as percent of members’ capital	0.1%	0.1%
Smallest principal as percent of total assets	0.1%	0.1%
Number of California counties where security is located	17	16
Largest percentage of principal in one California county	18.8%	22.6%
Number of secured loans with filed notice of default	1	1
Secured loans in foreclosure – principal	$139,162	$139,643
Number of secured loans with an interest reserve	—	—
Interest reserves	$—	$—

As of March 31, 2018, the company’s largest loan with principal of $3,200,000 represents 5.5% of outstanding secured loans and 4.7% of company assets. The loan is secured by a retail-office property located in Los Angeles County, bears an interest rate of 8.75% and matures on November 1, 2018. As of March 31, 2018, the company had 1 loan with a notice of default filed.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

In compliance with California laws and regulations, all borrower receipts are deposited into a bank trust account maintained by RMC and subsequently disbursed to the company after an appropriate holding period. At March 31, 2018, the trust account held a balance relating to the company’s loan portfolio of $50,209, consisting of both interest and principal payments from borrowers, all of which was disbursed by April 13, 2018.

Lien position

Secured loans had the lien positions presented in the following table.

	March 31, 2018			December 31, 2017
	Loans	Principal	Percent	Loans	Principal	Percent
First trust deeds	56	$35,087,060	61%	60	$37,032,195	68%
Second trust deeds	37	22,778,331	39	33	17,736,494	32

Total secured loans	93	57,865,391	100%	93	54,768,689	100%
Liens due other lenders at loan closing		37,901,684			31,545,806

Total debt		$95,767,075			$86,314,495

Appraised property value at loan closing		$197,444,000			$181,018,000

Percent of total debt to appraised values (LTV) at loan closing(1)		53.7%			53.5%

(1)

Based on appraised values and liens due other lenders at loan closing. The weighted-average loan-to-value (LTV) computation above does not take into account subsequent increases or decreases in property values following the loan closing nor does it include decreases or increases of the amount owing on senior liens to other lenders.

Property type

Secured loans summarized by property type are presented in the following table.

	March 31, 2018			December 31, 2017
	Loans	Principal	Percent	Loans	Principal	Percent
Single family(2)	65	$37,929,509	66%	67	$37,615,216	69%
Multi-family	8	5,337,203	9	5	2,164,861	4
Commercial	20	14,598,679	25	21	14,988,612	27

Total secured loan balance	93	$57,865,391	100%	93	54,768,689	100%

(2)

Single family property type as of March 31, 2018 consists of 11 loans with principal of $6,506,239 that are owner occupied and 54 loans with principal of $31,423,270 that are non-owner occupied. At December 31, 2017, single family property consisted of 10 loans with principal of $6,309,036 that are owner occupied and 57 loans with principal of $31,306,180 that are non-owner occupied.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Distribution of loans within California

The distribution of secured loans outstanding by California counties is presented in the following table as of March 31, 2018, and December 31, 2017.

	March 31, 2018		December 31, 2017
	Principal	Percent	Principal	Percent
San Francisco Bay Area(3)
Alameda	$8,993,618	15.5%	$9,869,036	18.0%
San Mateo	8,554,723	14.8	7,800,549	14.2
San Francisco	7,755,285	13.4	8,338,720	15.1
Santa Clara	7,111,703	12.3	5,461,084	10.0
Sonoma	1,285,000	2.2	—	—
Contra Costa	1,064,345	1.8	1,511,195	2.8
Solano	—	—	109,443	0.2

	34,764,674	60.0	33,090,027	60.3
Other Northern California
Sacramento	850,000	1.5	850,000	1.6
Placer	641,571	1.1	642,913	1.2
Yolo	169,915	0.3	174,758	0.3
San Joaquin	156,696	0.3	157,039	0.3

	1,818,182	3.2	1,824,710	3.4

Northern California Total	36,582,856	63.2	34,914,737	63.7

Los Angeles & Coastal
Los Angeles	10,871,240	18.8	12,357,456	22.6
Orange	4,594,372	7.9	1,487,747	2.7
San Diego	2,004,547	3.5	2,192,746	4.0
Santa Barbara	994,774	1.7	996,768	1.8
Ventura	349,291	0.6	350,000	0.6

	18,814,224	32.5	17,384,717	31.7
Other Southern California
San Bernardino	2,110,000	3.7	2,110,000	3.9
Riverside	358,311	0.6	359,235	0.7

	2,468,311	4.3	2,469,235	4.6

Southern California Total	21,282,535	36.8	19,853,952	36.3

Total Secured Loans	$57,865,391	100.0%	$54,768,689	100.0%

(3)	Includes Silicon Valley

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Scheduled maturities

Secured loans are scheduled to mature as presented in the following table as of March 31, 2018.

	Loans	Principal	Percent
2018(4)	13	$15,156,189	26%
2019	37	25,167,665	43
2020	18	8,254,558	14
2021	9	4,244,110	7
2022	11	3,469,122	6
Thereafter	4	1,434,585	3

Total future maturities	92	57,726,229	99
Matured as of March 31, 2018	1	139,162	1

Total secured loan balance	93	$57,865,391	100%

(4)	Loans maturing in 2018 from April 1 to December 31.

One loan with a principal balance of $139,162 was past maturity as of March 31, 2018. The loan was 334 days delinquent and designated as impaired and in non-accrual status at March 31, 2018.

Loans may be repaid or refinanced before, at or after the contractual maturity date. On matured loans, the company may continue to accept payments while pursuing collection of amounts owed from borrowers. Therefore, the above tabulation for scheduled maturities is not a forecast of future cash receipts.

Delinquency

Secured loans summarized by payment delinquency are presented in the following table as of March 31, 2018 and December 31, 2017.

	March 31, 2018		December 31, 2017
	Loans	Amount	Loans	Amount
Past Due
30-89 days	4	$1,324,345	3	$1,259,100
90-179 days	—	—	—	—
180 or more days	1	139,162	1	139,643

Total past due	5	1,463,507	4	1,398,743
Current	88	56,401,884	89	53,369,946

Total secured loan balance	93	$57,865,391	93	$54,768,689

Loans in non-accrual status

	March 31, 2018	December 31, 2017
Number of loans	$1	$1
Principal investment	139,162	139,643
Advances	4,369	969
Accrued Interest	8,874	11,025

Total recorded investment	$152,405	$151,637

Foregone interest	$7,535	$4,306

At March 31, 2018, and December 31, 2017, no loans were 90 or more days past due as to principal or interest and not in non-accrual status.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Impaired loans/allowance for loan losses

	March 31, 2018	December 31, 2017
Principal	$139,162	$139,643
Recorded investment(5)	152,405	151,637
Impaired loans without allowance	152,405	151,637
Impaired loans with allowance	—	—
Allowance for loan losses, impaired loans	—	—
Number of loans	1	1

(5)	Recorded investment is the sum of the principal, advances, and interest accrued for financial reporting purposes.

One loan was designated as impaired at March 31, 2018 and at December 31, 2017. No allowance for loan losses has been recorded as all loans were deemed to have protective equity (i.e., low loan-to-value ratio) such that collection is reasonably assured for all amounts owing.

Impaired loans had average balances and interest income recognized and received in cash as presented in the following tables as of and for the three months ended March 31, 2018 and the year ended December 31, 2017.

	March 31, 2018	December 31, 2017
Average recorded investment	$152,021	$536,934
Interest income recognized	—	8,602
Interest income received in cash	3,224	4,342

Modifications and troubled debt restructurings

No loan payment modifications were made during three months ended March 31, 2018, and December 31, 2017, and no modifications were in effect at March 31, 2018 and December 31, 2017.

Commitments/loan disbursements/construction and rehabilitation loans

As of March 31, 2018, the company had no construction loans outstanding. The company may make construction loans that are not fully disbursed at loan inception. Construction loans are determined by the manager to be those loans made to borrowers for the construction of entirely new structures or dwellings, whether residential, commercial or multi-family properties. The company will approve and fund the construction loan up to a maximum loan balance. Disbursements will be made periodically as phases of the construction are completed or at such other times as the loan documents may require. Undisbursed construction funds will be held in escrow pending disbursement. Upon project completion, construction loans are reclassified as permanent loans. Funding of construction loans is limited to 10% of the loan portfolio.

At March 31, 2018, the company had no rehabilitation loans outstanding. The company may also make rehabilitation loans. A rehabilitation loan will be approved up to a maximum principal balance and, at loan inception, will be either fully or partially disbursed. If fully disbursed, a rehabilitation escrow account is established and advanced periodically as phases of the rehabilitation are completed or at such other times as the loan documents may require. If not fully disbursed, the rehabilitation loan will be funded from available cash balances and future cash receipts. The company does not maintain a separate cash reserve to fund undisbursed rehabilitation loan obligations. Rehabilitation loan proceeds are generally used to acquire and remodel single family homes for future sale or rental. Upon project completion, rehabilitation loans are reclassified as permanent loans. Funding of rehabilitation loans is limited to 15% of the loan portfolio.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Fair Value

The company does not record its loans at fair value on a recurring basis. The recorded amount of the performing loan (i.e., the loan balance) is deemed to approximate fair value as is the loan balance of loans designated impaired for which a specific reserve has not been recorded (i.e., the loan is well collateralized such that collection of the amount owed is assured, including forgone interest if any). Loans designated impaired (i.e., that are collateral dependent) are measured at fair value on a non-recurring basis. No assets or liabilities were measured at fair value on a non-recurring basis at and for the periods ended March 31, 2018 or December 31, 2017.

•

Secured loans, performing (i.e. not designated as impaired) (Level 2) - Each loan is reviewed quarterly for its delinquency, LTV adjusted for the most recent valuation of the underlying collateral, remaining term to maturity, borrower’s payment history and other factors. Also considered is the limited resale market for the loans. Most companies or individuals making similar loans as the company intend to hold the loans until maturity as the average contractual term of the loans (and the historical experience of the time the loan is outstanding due to pre-payments) is shorter than conventional mortgages. As there are no prepayment penalties to be collected, loan buyers may be hesitant to risk paying above par. Due to these factors, sales of the loans are infrequent, because an active market does not exist. The recorded amount of the performing loans (i.e. the loan balance) is deemed to approximate the fair value, although the intrinsic value of the loans would reflect a premium due to the interest to be received.

•

Secured loans, designated impaired (Level 2) - Secured loans designated impaired are deemed collateral dependent, and the fair value of the loan is the lesser of the fair value of the collateral or the enforceable amount owing under the note. The fair value of the collateral is determined by exercise of judgment based on management’s experience informed by appraisals (by licensed appraisers), brokers’ opinion of values and publicly available information on in-market transactions (Level 2 inputs).

The following methods and assumptions are used to determine the fair value of the collateral securing a loan.

Single family – Management’s preferred method for determining the fair market value of its single-family residential assets is the sale comparison method. Management primarily obtains sale comps via its subscription to the RealQuest service, but also uses free online services such as Zillow.com and other available resources to supplement this data. Sale comps are reviewed for similarity to the subject property, examining features such as proximity to subject, number of bedrooms and bathrooms, square footage, sale date, condition and year built.

If applicable sale comps are not available or deemed unreliable, management will seek additional information in the form of brokers’ opinions of value or appraisals.

Multi-family residential – Management’s preferred method for determining the aggregate retail value of its multifamily units is the sale comparison method. Sale comps are reviewed for similarity to the subject property, examining features such as proximity to subject, rental income, number of units, composition of units by the number of bedrooms and bathrooms, square footage, condition, amenities and year built.

Management’s secondary method for valuing its multifamily assets as income-producing rental operations is the direct capitalization method. In order to determine market cap rates for properties of the same class and location as the subject, management refers to published data from reliable third-party sources such as the CBRE Cap Rate Survey. Management applies the appropriate cap rate to the subject’s most recent available annual net operating income to determine the property’s value as an income-producing project. When adequate sale comps are not available or reliable net operating income information is not available or the project is under development or is under-performing to market, management will seek additional information and analysis to determine the cost to improve and the intrinsic fair value and/or management will seek additional information in the form of brokers’ opinion of value or appraisals.

Commercial buildings – Where commercial rental income information is available, management’s preferred method for determining the fair value of its commercial real estate assets is the direct capitalization method. In order to determine market cap rates for properties of the same class and location as the subject, management refers to reputable third-party sources such as the CBRE Cap Rate Survey. Management then applies the appropriate cap rate to the subject’s most recent available annual net operating income to determine the property’s value as an income-producing commercial rental project. When adequate sale comps are not available or reliable net operating income information is not available or the project is under development or is under-performing to market, management will seek additional information and analysis to determine the cost to improve and the intrinsic fair value and/or management will seek additional information in the form of brokers’ opinion of value or appraisals.

Management supplements the direct capitalization method with additional information in the form of a sale comparison analysis (where adequate sale comps are available), brokers’ opinion of value, or appraisal.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Commercial land – Commercial land has many variations/uses, thus requiring management to employ a variety of methods depending upon the unique characteristics of the subject land. Management may rely on information in the form of a sale comparison analysis (where adequate sale comps are available), brokers’ opinion of value, or appraisal.

NOTE 5 – COMMITMENTS AND CONTINGENCIES, OTHER THAN LOAN COMMITMENTS

Commitments

The company had two contractual obligations as of March 31, 2018:

•	To reimburse RMC for O&O expenses (as of March 31, 2018, $3,210,028 was to be reimbursed to RMC) contingent upon future sales of units; and,

•	Redemptions of members’ capital scheduled of $393,124, to be paid between 2018 and 2021.

Scheduled redemptions as of March 31, 2018 are presented in the following table.

2018	$365,958
2019	12,000
2020	12,000
2021	3,166

Total	$393,124

Legal proceedings

In the normal course of its business, the company may become involved in legal proceedings (such as assignment of rents, bankruptcy proceedings, appointment of receivers, unlawful detainers, judicial foreclosure, etc.) to collect the debt owed under the promissory notes, to enforce the provisions of the deeds of trust, to protect its interest in the real property subject to the deeds of trust and to resolve disputes with borrowers, lenders, lien holders and mechanics. None of these actions, in and of themselves, typically would be of any material financial impact to the net income or balance sheet of the company. As of the date hereof, the company is not involved in any legal proceedings other than those that would be considered part of the normal course of business.

NOTE 6 – SUBSEQUENT EVENTS

None.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the unaudited financial statements and notes thereto, which are included in Item 1 of this report on Form 10-Q, as well as the audited financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (or SEC). The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the operations results to be expected for the full year.

Forward-Looking Statements

Certain statements in this Report on Form 10-Q which are not historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the company’s expectations, hopes, intentions, beliefs and strategies regarding the future. Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “possible” or similar terms or variations on those terms or the negative of those terms. Forward-looking statements include statements regarding trends in the California real estate market, future interest rates and economic conditions and their effect on the company and its assets, estimates as to the allowance for loan losses, estimates of future redemptions of units, future funding of loans and possibly loan sales to third parties by the company, reductions in financial support by the manager, fluctuations in the distribution rate, and beliefs relating to how the company will be affected by current economic conditions and trends in the financial and credit markets. Actual results may be materially different from what is projected by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following:

•	changes in economic conditions, interest rates, and/or changes in California real estate markets;

•	the impact of competition and competitive pricing for mortgage loans;

•	our ability to grow our mortgage lending business;

•	the manager’s ability to make and arrange for loans that fit our investment criteria;

•	the volume and timing of loan sales to third parties or if we are able to sell loans at all;

•	the concentration of credit risks to which we are exposed;

•	increases in payment delinquencies and defaults on our mortgage loans; and

•	changes in government regulation and legislative actions affecting our business.

All forward-looking statements and reasons why results may differ included in this Form 10-Q are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.

Overview

Redwood Mortgage Investors IX, LLC (we, RMI IX or the company) is a Delaware limited liability company formed in October 2008 to engage in business as a mortgage lender and investor by making and holding-for-investment loans secured by California real estate, primarily through first and second deeds of trust. The company is externally managed. Redwood Mortgage Corp. (RMC, the manager or management) is the manager of the company.

See Note 1 (Organization and General) to the financial statements included in Part I, Item 1 of this report on Form 10-Q for additional detail on the organization and operations of RMI IX which detail is incorporated by this reference into this Item 2. For a detailed presentation of the company activities for which related parties are compensated and related transactions, including the formation loan to RMC, See Note 1 (Organization and General) and Note 3 (Manager and Other Related Parties) to the financial statements included in Part I, Item 1 of this report, which presentation is incorporated by this reference into this Item 2.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Ongoing public offering of units/ SEC Registrations

In June, 2016, the company’s Registration Statement on Form S-11 filed with the SEC (SEC File No. 333-208315) to offer up to 120,000,000 units ($120,000,000) to the public and 20,000,000 units ($20,000,000) to its members pursuant to the DRIP became effective and continues for up to three (3) years thereafter. As of March 31, 2018, we had sold approximately 74,234,000 units – 39,407,000 units under our previous registration statements and 34,827,000 units under our current registration which is effective as of June 2016. Correspondingly, gross proceeds from unit sales at $1 per unit (including units issued under our distribution reinvestment plan) were approximately $39,407,000 and $34,827,000, respectively.

The units have been registered pursuant to Section 12(g) of the Exchange Act of 1934 (or the Exchange Act). Such registration of the units, along with the satisfaction of certain other requirements under ERISA, enables the units to qualify as “publicly-offered securities” for purposes of ERISA and regulations issued thereunder. By satisfying those requirements, the underlying assets of the company should not be considered assets of a “benefit plan investor” (as defined under ERISA) by virtue of the investment by such benefit plan investor in the units.

The following summarizes the proceeds from sales of units, from inception (October, 2009) through March 31, 2018.

Proceeds
From investors—admitted	$67,106,564
From members under our DRIP	6,830,872
From premiums paid by RMC(1)	296,209

Total proceeds from unit sales	$74,233,645

(1)

If a member acquired units through an unsolicited sale (i.e. without broker/dealer) the member’s capital account is credited with their capital contribution plus a premium paid by RMC equal to the amount of the sales commissions that otherwise would have been paid to a broker-dealer by RMC. This premium is reported in the year paid as taxable income to the member.

The proceeds from the sales of the units will not be segregated but will be commingled with the company’s cash. The ongoing sources of funds for loans are the proceeds from:

•	sale of members’ units (net of reimbursement to RMC of organization and offering expenses), including units sold by reinvestment of distributions;

•	loan payoffs;

•	borrowers’ monthly principal and interest payments; and

•	to a lesser degree and, if obtained, a line of credit.

Cash generated from loan payoffs and borrower payments of principal and interest is used for operating expenses, reimbursements to RMC of O&O expenses, and unit redemptions. The cash flow, if any, in excess of these uses is reinvested in new loans.

Critical Accounting Policies

See Note 2 (Summary of Significant Accounting Policies) to the financial statements included in Part I, Item 1 of this report on Form 10-Q for a detailed presentation of critical accounting policies, which presentation is incorporated by this reference into this Item 2.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Results of Operations

General economic conditions – California

All of our mortgage loans are secured by California real estate. Our secured-loan investment activity and the value of the real estate securing our loans is significantly dependent on economic activity and employment conditions in the state. Wells Fargo’s Economics Group periodically provides timely, relevant information and analysis in its commentary and reports regarding California’s employment and economic conditions. Highlights from a recently issued report from Wells Fargo Securities Economic Group is presented below.

In the publication “California Gets a Jump on 2018” dated March 9, 2018:

“Nonfarm employment fell for the second month in a row in California, as employers cut a net 7,300 jobs during March. The drop follows a 5,200-job decline in February. Despite the declines, employment remains up solidly on a year-to-year basis, climbing 2.1 percent and posting a net gain of 345,200 jobs. California’s unemployment rate was unchanged in March at 4.3 percent, which matches its modern era low. The number of employed Californians has increased 1.5 percent over the past year, or more than three times faster than the labor force has risen. The number of unemployed has fallen 17.1 percent over the past year.”

“The recent pullback in nonfarm employment may simply be statistical noise. The monthly data can bounce around quite a bit, and the October to January period averaged close to 50,000 net new jobs per month. Taking the past six months together, the monthly average gain is now 30,400 jobs, which is more in line with the year-to-year trend. Most major industry categories posted declines during March, led by other services, retail trade, financial activities and management of companies. The softness in these four sectors may be more problematic than the slowing of the overall data. The most common occupations in the other services category are car detailers, automotive technicians, hair stylists, manicurists and parking lot attendants–most of which, with the exception of automotive technicians, are relatively low paid jobs that earn less than $25,000 a year. Workers in these fields are increasingly leaving the state as it has become exceptionally difficult for them to afford to live in California. The tighter labor market may also be opening the door for workers in lower-paying occupations to land jobs in higher paying fields. Workers in lower-paying occupations in retail trade and financial services are also increasingly being priced out of the state, while the drop in jobs in management of companies, which has fallen in 8 of the past 12 months and is down 0.4 percent year-to-year, likely reflects the relocation of corporate offices and headquarters to other states. Even companies that are staying in California are increasingly moving administrative functions to lower cost areas in Arizona, Nevada, Utah, Texas and the Southeast.”

“California’s education & health services sector has supplied some of the strongest year-over-year payroll growth in the state at 3.3 percent, second only to the much smaller construction industry. The 88,000 jobs added in education and health care account for one quarter of the jobs added in California during the past year, with most of the gain coming in health care and social assistance.”

“Health care is an important driver of the California economy according to the recently-released Occupational Employment Statistics, which provides annual detail on payrolls and average earnings for occupations within major industries. According to the report, the healthcare and social assistance sector is the largest in the state and employs nearly 2.4 million workers with an average annual wage of $57,260. Over half of those jobs can be found in just two major occupation categories that are at opposite ends of the wage spectrum. Healthcare practitioners and technical occupations is at the top end of the wage spectrum, with its 668,730 workers earning an average annual wage of $99,090. …”

“Educational services is the fourth largest aggregate employer in the state with 1,473,180 in total employment and an average wage of $62,950. Within that broad category, education, training and library services accounted for just under two-thirds of jobs in 2017. While the average annual wage for the sector is $66,090, the distribution of wages within the category varies considerably. Elementary school teachers are the largest subsector in the category, which numbered 156,320 in the state, and earned an above average wage of $78,010. Postsecondary teachers fell at the high-end of the wage spectrum, earning the highest average annual earnings of the sector at $93,757. Indeed, the 27 highest paying teaching occupations in education services are all at colleges and universities, led by health specialties instructors, who earn over $158,000 per year. Teacher assistant, however, is the second largest occupation in the education services category, employing 140,540 workers, yet earned $35,020 on average.”

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

In addition to the Wells Fargo article above, several articles have been published recently regarding California’s economic recovery since the “great recession,” excerpts from one such article posted on the LA Times website by Associated Press, May 4, 2018, 1:50pm “California is now the world’s fifth-largest economy, surpassing United Kingdom” reads as follows:

“California’s economy has surpassed that of the United Kingdom to become the world’s fifth largest, according to new federal data made public Friday.

California’s gross domestic product rose by $127 billion from 2016 to 2017, surpassing $2.7 trillion, the data said. Meanwhile, the U.K.’s economic output slightly shrank over that time when measured in U.S. dollars, due in part to exchange rate fluctuations.

The data demonstrate the sheer immensity of California’s economy, home to nearly 40 million people, a thriving technology sector in Silicon Valley, the world’s entertainment capital in Hollywood and the nation’s salad bowl in the Central Valley agricultural heartland. It also reflects a substantial turnaround since the Great Recession.

All economic sectors except agriculture contributed to California’s higher GDP, said Irena Asmundson, chief economist at the California Department of Finance. Financial services and real estate led the pack at $26 billion in growth, followed by the information sector, which includes many technology companies, at $20 billion. Manufacturing was up $10 billion.

California last had the world’s fifth largest economy in 2002 but fell as low as 10th in 2012 following the Great Recession. Since then, the most populous U.S. state has added 2 million jobs and grown its GDP by $700 billion.

California’s economic output is now surpassed only by the total GDP of the United States, China, Japan and Germany. The state has 12% of the U.S. population but contributed 16% of the country’s job growth between 2012 and 2017. Its share of the national economy also grew to 14.2% from 12.8% over that five-year period, according to state economists.

California’s strong economic performance relative to other industrialized economies is driven by worker productivity, said Lee Ohanian, an economics professor at UCLA and director of the university’s Ettinger Family Program in Macroeconomic Research. The United Kingdom has 25 million more people than California but now has a smaller GDP, he said.

California’s economic juggernaut is concentrated in coastal metropolises around San Francisco, San Jose, Los Angeles and San Diego.”

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Key Performance Indicators

The table below shows key performance indicators at and for the three months ended March 31.

	2018	2017
Secured loans – end of period balance	$57,865,391	43,494,606
Secured loans – average daily balance	$55,758,000	39,477,000
Interest on loans, gross	$1,177,732	835,980
Portfolio interest rate(1)	8.5%	8.5%
Effective yield rate(2)	8.4%	8.5%
Amortization of loan administrative fees, net(7)	—	—
Percent of average daily balance(2)	0.0%	0.0%
Interest on loans, net	$1,177,732	835,980
Percent of average daily balance(2)	8.4%	8.5%
Provision for loan losses	$—	—
Percent of average daily balance(2)	0.0%	0.0%
Total operations expense(7)	$39,954	25,349
Net Income(7)	$1,142,489	816,820
Percent of average members’ capital(3)(4)	6.6%	7.0%
Member Distributions	$1,090,347	757,355
Percent of average members’ capital(3)(5)	6.3%	6.7%
Members’ capital, gross – end of period balance	$69,816,123	49,470,244
Members’ capital, gross – average balance	$68,468,000	46,323,000
Member Redemptions(6)	$403,400	400,310

(1)	Stated note interest rate, weighted daily average (annualized)
(2)	Percent of secured loans – average daily balance (annualized)
(3)	Percent of members’ capital, gross – average daily balance (annualized)
(4)	Percent based on the net income available to members (excluding 1% allocated to manager)
(5)	Members Capital Distributed is net of O&O costs allocated to members during the year
(6)	Scheduled member redemptions as of March 31, 2018 were $393,124 payable between 2018 and 2021. Scheduled member redemptions as of March 31, 2017 were $33,152, payable in 2017.
(7)

See Note 3 (Manager and Other Related Parties) to the financial statements included in Part I, Item 1 of this report for a detailed discussion on fees waived and costs absorbed by the manager, which presentation is incorporated by this reference into this Item 2

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Secured loans

The secured loan balance at March 31, 2018 of $57,865,391 was an increase of approximately 33.0% ($14.4 million) over 2017’s $43,494,606. The increased balance of the secured loan portfolio is due to the 1) increased balance of members’ capital which provides additional capital for funding loans, and 2) the favorable economic environment generally and to increased investment in California real estate markets specifically, both of which expands the opportunity for new loans. Secured loans as a percent of member’s capital (based on average balances) was 81.4% and 85.2% for three months ended March 31, 2018 and 2017, respectively.

Loans generally are funded at a fixed interest rate with a loan term of up to five years. Loans acquired are generally done so within the first six months of origination, and purchased at the current par value, which approximates fair value. As of March 31, 2018, 87 of the company’s 93 loans (representing 98% of the aggregate principal of the company’s loan portfolio) had a loan term of five years or less from loan inception. The remaining loans had terms longer than five years. Substantially all loans are written without a prepayment-penalty provision. As of March 31, 2018, 69 loans outstanding (representing 67% of the aggregate principal balance of the company’s loan portfolio) provide for monthly payments of principal and interest, typically calculated on a 30-year amortization, with the remaining principal balance due at maturity. The remaining loans provide for monthly payments of interest only, with principal due in full at maturity.

We have sought to exercise strong discipline in underwriting loan applications and lending against collateral at amounts that create a mortgage portfolio that has substantial protective equity (i.e., safety margins to outstanding debt) as indicated by the overall conservative weighted average loan-to-value ratio (LTV) which at March 31, 2018 was approximately 53.7%. Thus, per the appraisal-based valuations at the time of loan inception, borrowers have, in the aggregate, equity of 46.3% in the property, and we as lenders have lent in the aggregate 53.7%% (including other senior liens on the property) against the properties we hold as collateral for the repayment of our loans.

See Note 4 (Loans) to the financial statements included in Part I, Item 1 of this report for detailed presentations on the secured loan portfolio and on the allowance for loan losses, which presentations are incorporated by this reference into this Item 2.

Performance overview

Revenue from the interest on loans, net for the three months ended March 31, 2018 increased by approximately $342,000, over the same period in 2017, due to the increased average loan balance of the secured loan portfolio. Operations expense for the three months ended March 31, 2018 increased by approximately $15,000, over the same period in 2017 due primarily to the timing of professional services rendered, certain increased compliance expenses, and an increase in mortgage servicing fees due to an increased loan portfolio. In all periods presented, the manager, at its sole discretion, provided significant support to the company which affected the net income and the return to investors.

Since commencement of our operations in 2009, to enhance our earnings and cash from operations, our manager has taken several actions, including:

•	charging less than the maximum allowable fees;

•	not requesting reimbursement of qualifying expenses; and/or,

•	paying our expenses, such as professional fees, that could have been our obligations.

Such fee waivers and cost actions were not made for the purpose of providing us with sufficient funds to satisfy withdrawal requests, nor to meet any required level of distributions, as we have no such required level of distributions. Any decision to waive fees and/or to absorb costs, and the amount (if any) to be waived or absorbed, is made by our manager in its sole discretion. Total support provided, as detailed below, was $627,755 and $400,624 for the three months ended March 31, 2018 and 2017, respectively. Going forward, this support will be reduced and RMC expects support will ultimately cease, as discussed below. See Note 3 (Manager and Other Related Parties) to the financial statements included in Part I, Item I of this report for a detailed discussion on fees waived and costs absorbed by the manager, which presentation is incorporated by this reference into this Item 2.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Commencing in April 2018, our manager will no longer pay for our direct our expenses, and intends, by the fourth quarter of 2018, to begin reducing fee waivers and commence collecting reimbursable expenses, so that by July 2019 all financial support will end. In March 2018, we reduced our net distribution rate from 6.5% to 6.0%. As financial support from our manager begins to decrease in April 2018 and eventually ceases, distribution rates will correspondingly decrease further unless interest rates on loans rise and/or other revenue opportunities, such as loan sales to third parties, materialize, as discussed below. As of the date of this report, we have not engaged in any loan sales to third parties.

We, along with our manager, are working with a nationally renowned professional services firm to commence selling loans, which we believe we will be able to sell at a premium (i.e. profit to par). Any gain on loan sales would generate additional revenue for us and may allow us to pay fees and expenses owed to our manager without further reducing the distribution rate. Potential additional revenue from premiums generated through loan sales would provide a buffer to the expenses we will absorb after our manager decreases and eventually ceases providing financial support. To engage in loan sales, the dollar amount of pending loan applications meeting our investment criteria must exceed the capital available to lend. We cannot estimate when or if this will be the case; thus, we cannot estimate the extent of loan sales we may achieve, in number or value, or if we will sell any loans at all.

Our distribution rate will fluctuate and could decrease depending on:

•	loan origination volumes;

•	the timing and gains received from loan sales; and

•	the effects of future interest rates negotiated with borrowers.

Notwithstanding potential loan sales, we will attempt to be fully invested in loans in the future but we cannot guarantee that we will be able do to so.

For the three months ended March 31, 2018, earnings (estimated) allocated to member accounts was $1,160,555 and net income available to members (actual) was $1,131,064. The difference between earnings allocated and net income available to members of $29,491 is anticipated to be offset in the remaining quarters of 2018.

Analysis and discussion of income from operations 2018 v. 2017

Significant changes to revenue and expenses during 2018 and 2017 are summarized in the following table.

	Interest on loans, net	Provision For Loan Losses	Operations Expense	Net Income
For the three months ended
March 31, 2018	$1,177,732	—	39,954	1,142,489
March 31, 2017	835,980	—	25,349	816,820

Change	$341,752	—	14,605	325,669

Change
Loan Balance Increase	$350,307	—	10,874	339,433
Loan Portfolio Effective Yield Rate	(8,555)	—	—	(8,555)
Late Fees	—	—	—	(1,478)
Capital Balance Increase	—	—	127,954	(127,954)
Managers Fees/Costs Waived	—	—	(127,954)	127,954
Manager Reimbursements	—	—	3,731	(3,731)

Change	$341,752	—	14,605	325,669

The table above displays only significant changes to net income for the period, and is not intended to cross foot.

See Note 3 (Manager and Other Related Parties) to the financial statements included in Part I, Item 1 of this report for a detailed discussion on fees waived and costs absorbed by the manager, which presentation is incorporated by this reference into this Item 2. See “Performance Overview” for a discussion of RMC’s plans to reduce and eventually eliminate fee waivers and cost absorptions.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

Interest on loans, net

Interest on loans increased by $341,752 due to growth of the secured loan portfolio. The portfolio has a strong payment history, with one loan currently designated as impaired. The Secured loans – average daily balance at March 31, 2018 increased approximately $16.3 million, or approximately 41.2%, over the average daily balance at March 31, 2017.

Provision for loan losses

At March 31, 2018 and 2017, the company had not recorded an allowance for loan losses as all loans had protective equity such that at March 31, 2018 and 2017, collection was deemed probable for amounts owing.

Total principal amounts past due more than 90 days at March 31, 2018 and 2017 were $139,162 and $0, respectively.

Operations expense

Operations expense as a percent of interest on loans, net was approximately 3.4% and 3.0% for the three months ended March 31, 2018 and 2017, respectively, as RMC provided, at its sole discretion, financial support by fee waiver, paying company expenses (such as professional fees) that could have been obligations of the company, and by not passing on expenses that qualified as reimbursable to RMC.

Going forward, this support will be reduced and RMC expects support will ultimately cease. As discussed above, beginning in April 2018, RMC will no long pay for our direct expenses, and intends, by the fourth quarter of 2018, to being reducing fee waivers and commence collecting reimbursable expenses so that by July 2019 we will be paying RMC the fees it is entitled to under the operating agreement and reimbursing RMC for expenses attributed to us.

Significant changes to operations expense during 2018 and 2017, are summarized in the following table.

	Mortgage Servicing Fees	Asset Management Fees, net	Costs From RMC, net	Professional Services, net	Other	Total
For the three months ended
March 31, 2018	$35,184	—	—	4,685	85	39,954
March 31, 2017	24,310	—	—	—	1,039	25,349

Change	$10,874	—	—	4,685	(954)	14,605

Change
Loan Balance Increase	$10,874	—	—	—	—	10,874
Capital Balance Increase	—	41,410	86,544	—	—	127,954
Managers Fees/Costs Waived	—	(41,410)	(86,544)	—	—	(127,954)
Manager Reimbursements	—	—	—	4,685	(954)	3,731

Change	$10,874	—	—	4,685	(954)	14,605

See Note 3 (Manager and Other Related Parties) to the financial statements included in Part I, Item 1 of this report for a detailed discussion on fees waived and costs absorbed by the manager, which presentation is incorporated by this reference into this Item 2. See “Performance Overview” for a discussion of RMC’s plans to reduce and eventually eliminate fee waivers and cost absorptions.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

•	Mortgage servicing fees

The increase in mortgage servicing fees of $10,874 was consistent with the increase in the average daily secured loan portfolio to $55,758,000, noted above in Key Performance Indicators, at the annual rate of 0.25%.

•	Asset management fees

The total amount of asset management fees chargeable were $127,844 and $86,434 for the three months ended March 31, 2018 and 2017, respectively. Of the total amount chargeable, RMC, at its sole discretion, waived all asset management fees for the three months ended March 31, 2018 and 2017, respectively.

•	Costs through RMC

Costs incurred by RMC, for which reimbursement could have been requested were $184,149 and $97,605 for the three months ended March 31, 2018 and 2017, respectively. RMC, at its sole discretion, waived all reimbursements for the three months ended March 31, 2018 and 2017, respectively.

•	Professional services

Professional services consist primarily of legal, audit and tax compliance expenses. The increase in professional services for three months ended March 31, 2018 and 2017, was due primarily to the timing of professional services rendered and an increase in certain compliance expenses.

Members’ capital, cash flows and liquidity

Cash flows by business activity are presented in the following table for the three months ended March 31.

	2018	2017
Members’ capital
Contributions by members, net	$4,348,762	$4,542,913
Organization and offering costs, net	(131,500)	(166,756)
Formation loan, net	(357,794)	(315,951)
Distributions and redemptions, net	(895,469)	(734,950)

Cash – members’ capital, net	2,963,999	3,325,256

Loan principal/advances/interest
Principal collected	$12,739,617	$5,236,520
Interest received, net	1,164,191	846,782
Other loan income	4,711	6,189
Loan funding & advances, net	(9,949,148)	(8,616,874)
Loans acquired from affiliates	(5,889,819)	—

Cash – loans, net	(1,930,448)	(2,527,383)

Operations expense	(2,453)	(24,476)

Net change in cash	$1,031,098	$773,397

The table below shows the breakout of distributions for three months ended March 31, 2018 and 2017.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

	2018	2017
DRIP	$598,278	$422,715
Cash	492,069	334,640

Total	$1,090,347	$757,355

Percent of members’ capital, electing cash distribution	45%	44%

The table below shows the company’s unit redemptions for three months ended March 31, 2018 and 2017.

	2018	2017
Capital redemptions-without penalty	$316,050	$378,288
Capital redemptions-subject to penalty	87,350	22,022

Total	$403,400	$400,310

Scheduled redemptions at March 31, 2018 were $393,124, to be paid between 2018 and 2021.

The ongoing sources of funds for loans are the proceeds (net of redemption of members’ capital) from:

•	sale of members’ units (net of reimbursement to RMC of organization and offering expenses), including units sold by reinvestment of distributions;

•	loan payoffs;

•	borrowers’ monthly principal and interest payments; and

•	to a lesser degree and, if obtained, a line of credit.

The company’s loans generally have shorter maturity terms than typical mortgages. As a result, constraints on the ability of our borrowers to refinance their loans at maturity possibly would have a negative impact on their ability to repay their loans. In the event a borrower is unable to repay at maturity, the company may consider extending the term through a loan modification or foreclosing on the property. A reduction in loan repayments would reduce the company’s cash flows and restrict the company’s ability to invest in new loans and/or, if ongoing for an extended period, provide earnings distributions and redemptions of members’ capital.

Generally, within a broad range, the company’s rates on mortgage loans is not affected by market movements in interest rates. If, as expected, we continue to make and invest in fixed rate loans primarily, and interest rates were to rise, a possible result would be lower prepayments of the company’s loans. This increase in the duration of time loans are on the books may reduce overall liquidity, which itself may reduce the company’s investment into new loans at higher interest rates. Conversely, if interest rates were to decline, we could see a significant increase in borrower prepayments. If we then invest in new loans at lower rates of interest, a lower yield to members may possibly result.

Contractual obligations

The company had two contractual obligations as of March 31, 2018.

•	To reimburse RMC for O&O expenses (as of March 31, 2018, $3,210,028 was to be reimbursed to RMC) contingent upon future sales of units; and

•	Redemptions of members’ capital scheduled of $393,124, to be paid between 2018 and 2021.

See Note 3 (Manager and Other Related Parties) and Note 5 (Commitments and Contingencies, Other Than Loan Commitments) to the financial statements included in Part I, Item 1 of this report for a detailed presentation on commitments and contingencies, which presentation is incorporated by this reference into this Item 2.

At March 31, 2018, the company had no construction or rehabilitation loans outstanding.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

The Company has no off-balance sheet arrangements as such arrangements are not permitted by the operating agreement.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not included because the company is a smaller reporting company.

Item 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The company is externally managed by RMC. The manager is solely responsible for managing the business and affairs of the company, subject to the voting rights of the members on specified matters. The manager acting alone has the power and authority to act for and bind the company. RMC provides the personnel and services necessary for us to conduct our business, as we have no employees of our own.

As a limited liability company, we do not have a board of directors, nor, therefore, do we have an audit committee of the board of directors. Thus, there is not conventional independent oversight of the company’s financial reporting process. The manager, however, provides the equivalent functions of a board of directors and of an audit committee for, among other things, the following purposes:

•	Appointment; compensation, and review and oversight of the work of our independent public accountants; and

•	establishing and maintaining internal controls over our financial reporting.

RMC, as the manager, carried out an evaluation, with the participation of RMC’s President (acting as principal executive officer/principal financial officer) of the effectiveness of the design and operation of the manager’s controls and procedures over financial reporting and disclosure (as defined in Rule 13a-15 of the Exchange Act) for and as of the end of the period covered by this report. Based upon that evaluation, RMC’s principal executive officer/principal financial officer concluded that the manager’s disclosure controls and procedures were effective.

Changes to Internal Control Over Financial Reporting

There have not been any changes in internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the manager’s or company’s internal control over financial reporting.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

PART II – OTHER INFORMATION

ITEM 1.	Legal Proceedings

In the normal course of business, the company may become involved in various legal proceedings such as assignment of rents, bankruptcy proceedings, appointment of receivers, unlawful detainers, judicial foreclosure, etc. to enforce the provisions of the deeds of trust, collect the debt owed under the promissory notes or protect or recoup its investment from the real property secured by the deeds of trust and to resolve disputes between borrowers, lenders, lien holders and mechanics. None of these actions typically would be of any material importance. As of March 31, 2018, the company was not involved in any legal proceedings other than those that would be considered part of the normal course of business.

ITEM 1A.	Risk Factors

There have been no material changes to the risk factors set forth in the “Risk Factors” section of the Prospectus filed with the SEC on May 1, 2018.

ITEM 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Recent Sales of Unregistered Securities

There were no sales of securities by the company which were not registered under the Securities Act of 1933.

Use of Proceeds from Registered Securities

On June 6, 2016, the company’s Registration Statement on Form S-11 filed with the SEC (SEC File No. 333-208315) to offer up to 120,000,000 units ($120,000,000) to the public and 20,000,000 units ($20,000,000) to its members pursuant to the DRIP became effective and is effective for up to three (3) years thereafter. The registration statement was amended on May 1, 2018. As of March 31, 2018, we had sold approximately 74,234,000 units – 39,407,000 units under our previous registration statements and 34,827,000 units under our 2016 registration statement. Correspondingly, gross proceeds from unit sales at $1 per unit (including units issued under our distribution reinvestment plan) approximately– $39,407,000 and $34,827,000, respectively.

The units have been registered pursuant to Section 12(g) of the Exchange Act. Such registration of the units, along with the satisfaction of certain other requirements under ERISA, enables the units to qualify as “publicly-offered securities” for purposes of ERISA and regulations issued thereunder. By satisfying those requirements, the underlying assets of the company should not be considered assets of a “benefit plan investor” (as defined under ERISA) by virtue of the investment by such benefit plan investor in the units.

The following summarizes the proceeds from sales of units from inception (October 2009) through March 31, 2018.

Proceeds
From investors—admitted	$67,106,564
From members under our DRIP	6,830,872
From premiums paid by RMC(1)	296,209

Total proceeds from unit sales	$74,233,645

(1)

If a member acquired units through an unsolicited sale, the member’s capital account is credited with their capital contribution plus a premium paid by RMC equal to the amount of the sales commissions that otherwise would have been paid to a broker-dealer by RMC. This amount is reported in the year paid as taxable income to the member.

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

The proceeds from the sales of the units will not be segregated but will be commingled with the company’s cash. The ongoing sources of funds for loans are the proceeds from (1) sale of units, including units sold by reinvestment of distributions, (2) loan payoffs, (3) borrowers’ monthly principal and interest payments, and (4) to a lesser degree and, if obtained, a line of credit. Cash generated from loan payoffs and borrower payments of principal and interest is used for operating expenses, reimbursements to RMC of organization and offering expenses, and unit redemptions. The cash flow, if any, in excess of these uses is reinvested in new loans.

For a description of the formation loan advances made by RMI IX to RMC from offering proceeds to pay B/D sales commissions, see Note 3 (Manager and other Related Parties) to the financial statements included in Part I, Item 1 of this report, which information is incorporated by reference in this Item 2.

Redemptions are made once a quarter, on the last business day of the quarter. Redemptions for the three months ended March 31, 2018 were $403,400. The unit redemption program is ongoing and available to members beginning one year after the purchase of the units. The maximum number of units that may be redeemed in any year and the maximum amount of redemption available in any period to members are subject to certain limitations.

ITEM 3.	Defaults Upon Senior Securities

Not Applicable.

ITEM 4.	Mine Safety Disclosures

Not Applicable.

ITEM 5.	Other Information

None.

ITEM 6.	Exhibits

Exhibit No.	Description of Exhibits
31.1	Certification of Manager pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Manager pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

REDWOOD MORTGAGE INVESTORS IX, LLC

Notes to Financial Statements

March 31, 2018 (unaudited)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REDWOOD MORTGAGE INVESTORS IX, LLC
(Registrant)

Date: May 11, 2018	By: Redwood Mortgage Corp., Manager

	By:	/s/ Michael R. Burwell
	Name:	Michael R. Burwell
	Title:	President, Secretary and Treasurer
(On behalf of the registrant, and in the capacity of principal financial officer)